Exhibit 2.1
EXECUTION VERSION

PURCHASE AGREEMENT

by and among

THE COMPANY SELLERS NAMED HEREIN,

LONGSHORE CAPITAL FUND I, L.P., AS THE BLOCKER SELLER,

LONGSHORE CAPITAL MANAGEMENT, LLC, AS THE SELLER REPRESENTATIVE

PARTECH, INC., AS THE BUYER

AND

PAR TECHNOLOGY CORPORATION

Dated as of March 8, 2024

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6.13	Employee Benefit Plans	22
6.14	Taxes	24
6.15	Contracts and Commitments	27
6.16	Compliance with Laws	27
6.17	Labor Matters	27
6.18	Environmental Matters	29
6.19	Insurance	29
6.20	Affiliate Transactions	30
6.21	Brokers	31
6.22	Customers and Vendors	31
6.23	No Illegal Payments	31
6.24	Managers, Directors and Officers.	32
6.25	Permits.	32
6.26	No Other Representations or Warranties	33

ARTICLE VII REPRESENTATIONS AND WARRANTIES REGARDING PARENT AND BUYER		33

7.1	Organization; Good Standing; Power	33
7.2	Authority	33
7.3	No Violation; Consents and Approvals	34
7.4	Litigation	34
7.5	Solvency	34
7.6	Brokers	34
7.7	Share Consideration	35
7.8	SEC Filings	35
7.9	WKSI	35
7.10	Investigation	36
7.11	No Other Representations or Warranties	36

ARTICLE VIII COVENANTS OF THE PARTIES		37

8.1	Access to Information; Confidentiality	37
8.2	Preservation of Records	37
8.3	[Reserved	37
8.4	Public Announcements	38
8.5	D&O Tail Policy	38
8.6	Tax Matters	38
8.7	Employee Matters	42
8.8	Release	43
8.9	RWI Policy	45
8.10	Confidentiality	45
8.11	Registration Rights.	45
8.12	Steam Holders	49

ARTICLE IX SURVIVAL; NO RECOURSE		49

9.1	Survival	49
9.2	No Recourse	49

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ARTICLE X MISCELLANEOUS		51

10.1	Further Assurances	51
10.2	Notices	51
10.3	Annexes, Exhibits and Schedules	52
10.4	Amendment, Modification and Waiver	53
10.5	Entire Agreement	53
10.6	Severability	53
10.7	Binding Effect; Assignment	53
10.8	No Third-Party Beneficiaries	54
10.9	Fees and Expenses	54
10.10	Counterparts	54
10.11	Interpretation	54
10.12	Legal Representation	55
10.13	Enforcement of Agreement	55
10.14	Forum; Service of Process	56
10.15	Governing Law	56
10.16	WAIVER OF JURY TRIAL	56
10.17	Seller Representative	57

ARTICLE XI DEFINITIONS		58

Exhibits and Schedules:

Exhibit A – Company Units
Exhibit B – RWI Policy
Exhibit C – Escrow Agreement
Exhibit D – Calculation of Net Working Capital
Exhibit E – Investor Questionnaire
Schedule 4.1(b) – Payment Schedule
Schedule 4.1(c) – Estimated Closing Statement

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of March 8, 2024, is by and among the Persons identified as Company Sellers on the signature pages hereto (the “Company Sellers”), Longshore Capital Fund I, L.P., a Delaware limited partnership (“Blocker Seller”, and together with the Company Sellers, the “Sellers”), Longshore Capital Management, LLC, a Delaware limited liability company, in its capacity as the Seller Representative, ParTech, Inc., a New York corporation and a wholly-owned Subsidiary of Parent (“Buyer”), and PAR Technology Corporation, a Delaware corporation (“Parent”).

RECITALS

WHEREAS, the Blocker Seller owns in the record and beneficially all of the issued and outstanding Equity Interests of the Blocker (collectively, the “Blocker Shares”);

WHEREAS, the Blocker owns 1,405,000 Class A Common Units of the Company (the “Blocker Company Units”);

WHEREAS, each Company Seller owns in the record and beneficially the Class A Common Units and Class B Common Units identified on Exhibit A (collectively, the “Company Units”);

WHEREAS, together, the Blocker Company Units and the Company Units comprise one hundred percent (100%) of the Equity Interests of the Company;

WHEREAS, contemporaneously with the consummation of the Company Sale (as defined below), the Blocker Seller desires to sell, convey, assign, transfer and deliver to Buyer one hundred percent (100%) of the Blocker Shares owned by the Blocker Seller, and Buyer desires to purchase, acquire and accept from the Blocker Seller one hundred percent (100%) of the Blocker Shares, following the consummation of which, Buyer will own one hundred percent (100%) of the Blocker Shares (the “Blocker Sale”);

WHEREAS, contemporaneously with the consummation of the Blocker Sale, each Company Seller desires to sell, convey, assign, transfer and deliver to Buyer one hundred percent (100%) of the Company Units owned by such Company Seller, and Buyer desires to purchase, acquire and accept from such Company Seller one hundred percent (100%) of the Company Units owned by such Company Seller, following the consummation of which, Buyer will own one hundred percent (100%) of the Company Units (the “Company Sale”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer to enter into this Agreement, certain employees and equityholders of the Target Companies have entered into restrictive covenant agreements, the effectiveness of which is conditioned upon the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I
THE BLOCKER SALE

1.1          Purchase of the Blocker Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Blocker Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Blocker Seller, all of the right, title and interest in and to the Blocker Shares.

1.2          Purchase Price for the Blocker Shares.  The consideration payable to the Blocker Seller on the Closing Date for the purchase and sale of the Blocker Shares shall be the Blocker Closing Consideration.  Following the Closing Date, the Blocker Seller shall have the right to receive in cash, without interest, payment of such Blocker Seller’s Distributive Portion of (i) the Representative Expense Amount (or any remaining portion thereof), if any, (ii) the Upward Adjustment Amount, if any, and (iii) the Adjustment Escrow Amount (or any remaining portion thereof), if any.

ARTICLE II
THE COMPANY SALE

2.1         Purchase of Company Units.  Upon the terms and subject to the conditions of this Agreement, at the Closing, each Company Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from each Company Seller, all of such Company Seller’s right, title and interest in and to the Company Units (including the Company Units identified on Exhibit A).

2.2         Purchase Price for the Company Units.  The consideration payable to the Company Sellers at the Closing for the purchase and sale of the Company Units shall be the Company Unit Closing Consideration.  Following the Closing Date, each Company Seller shall have the right to receive in cash, without interest, payment of such Company Seller’s Distributive Portion of (i) the Representative Expense Amount (or any remaining portion thereof), if any, (ii) the Upward Adjustment Amount, if any, and (iii) the Adjustment Escrow Amount (or any remaining portion thereof), if any.

ARTICLE III
CLOSING

3.1          Closing.

(a)         The simultaneous closing of the Blocker Sale and the Company Sale (the “Closing”) will take place remotely via electronic exchange of documents and signatures on the date hereof at 10:00 a.m., New York time, or at such other time as the Sellers and the Buyer mutually agree in writing (the “Closing Date”).

3.2          Deliverables by Sellers

.  At the Closing, the Sellers shall deliver, or cause to be delivered, to Buyer the following:

(a)          a certificate, dated as of the Closing Date, executed by an officer of the Target Companies certifying as to each Target Company’s Fundamental Documents;

(b)          written resignations of the directors or managers, as applicable, and certain officers of the Target Companies, effective as of the Closing;

(c)          customary payoff letters and instruments of release with respect to the Indebtedness of the Target Companies and their respective Subsidiaries in form and substance reasonably satisfactory to Buyer;

(d)          duly executed documentation evidencing termination of the Affiliate Agreements set forth in Section 3.2(d) of the Disclosure Schedules;

(e)          a properly executed IRS Form W-9 from each Seller (provided, that Buyer’s sole recourse in the event of a failure of any Seller to provide such IRS Form W-9 shall be the right to withhold in respect of payments to such Seller);

(f)          stock powers conveying all of the Blocker Shares from the Blocker Seller to Buyer, duly executed by the Blocker Seller in blank;

(g)          unit powers conveying all of the Company Units from each Company Seller to Buyer, duly executed by each Company Seller in blank;

(h)          a questionnaire substantially in the form attached hereto as Exhibit E from each Seller receiving Share Consideration affirming he, she or it is as an Accredited Investor; and

(i)          the Escrow Agreement, duly executed by the Seller Representative.

3.3          Deliverables by Buyer

.  At the Closing, Buyer shall deliver, or cause to be delivered, to the Seller Representative the following:

(a)          a certificate, dated as of the Closing Date, executed by an executive officer of Buyer, certifying as to Buyer’s Fundamental Documents; and

(b)          the Escrow Agreement, duly executed by Parent.

ARTICLE IV
PAYMENTS AND ADJUSTMENTS

4.1          Payments.

(a)          At the Closing, Parent and Buyer will deliver (or cause to be delivered):

(i)          to the Blocker Seller, an amount in cash equal to the Blocker Closing Cash Purchase Price, in accordance with the Payment Schedule, by means of wire transfer of immediately available funds, to the account or accounts designated in writing by the Seller Representative prior to the Closing Date;

(ii)         to the Company Sellers, an aggregate amount in cash equal to the Aggregate Closing Company Unit Cash Consideration, in accordance with the Payment Schedule, by means of a wire transfer of immediately available funds, to the account or accounts designated in writing by the Seller Representative prior to the Closing Date;

(iii)        to the Seller Representative, an amount in cash equal to the Representative Expense Amount, by means of a wire transfer of immediately available funds, to the account or accounts designated in writing by the Seller Representative prior to the Closing Date;

(iv)        to the Escrow Agent, an amount in cash equal to the Adjustment Escrow Amount to be held in an escrow account (the “Adjustment Escrow Account”) by the Escrow Agent pursuant to and in accordance with the terms of the Escrow Agreement;

(v)         to the Persons entitled thereto, an aggregate amount in cash equal to the Estimated Closing Indebtedness, in each case, in accordance with the instructions set forth in the payoff letter(s) in respect of such Indebtedness delivered to Buyer by the Seller Representative prior to the Closing;

(vi)        to the Persons entitled thereto, an aggregate amount in cash equal to the Estimated Blocker Indebtedness, in each case, in accordance with the instructions set forth in the payoff letter(s) in respect of such Indebtedness delivered to Buyer by the Seller Representative prior to the Closing;

(vii)      to the Persons entitled thereto, an aggregate amount in cash equal to the Estimated Transaction Expenses, in each case, in accordance with the instructions delivered to Buyer by the Seller Representative prior to the Closing; provided, however, that (A) any Estimated Transaction Expenses paid pursuant to this Section 4.1(a)(vii) to the Target Companies or their respective Subsidiaries and ultimately payable to an employee of the Target Companies or any of their respective Subsidiaries shall thereafter be paid by the applicable Target Company or such Subsidiary to the applicable Person (net of withholding) through the applicable Target Company’s or such Subsidiary’s payroll system, and (B) any Taxes withheld from a payment under clause (A) shall be held and remitted to the applicable Governmental Authority in a proper and timely manner; and

(viii)      evidence of the issuance of the Share Consideration.

The payments made by Buyer pursuant to subsections (v), (vi) and (vii) above are, and for all purposes will be considered, payments on behalf of the Target Companies and/or their respective Subsidiaries and in respect of obligations and liabilities of the Target Companies and/or their respective Subsidiaries, as applicable.

(b)         Payment Procedures.  Attached hereto as Schedule 4.1(b) is a complete and accurate calculation of (i) the Blocker Company Cash Unit Value, (ii) the Blocker Closing Cash Purchase Price, the Blocker Share Consideration and that portion of the Aggregate Closing Cash Consideration allocated to the Blocker Seller and (iii) that portion of the Aggregate Closing Cash Consideration, Aggregate Closing Company Unit Cash Consideration and Company Unit Share Consideration allocated to each Company Seller (the “Payment Schedule”).  The Payment Schedule identifies (A) the Pro Rata Percentage of each Seller and (B) solely based on the questionnaires delivered pursuant to Section 3.2(h), whether each Seller is an Accredited Investor or an Unaccredited Investor.  The parties hereto acknowledge and agree that Buyer shall be entitled to rely on the Payment Schedule, and in no event will Parent, Buyer or any of their respective Affiliates (including, after the Closing, the Target Companies and their respective Subsidiaries) have any liability to the Sellers, the Seller Representative, any of their respective Affiliates or any other Person on account of payments made in compliance with the terms of this Agreement as set forth in the Payment Schedule.

(c)         Pre-Closing Aggregate Closing Cash Consideration Adjustment.  Attached hereto as Schedule 4.1(c) is a statement (the “Estimated Closing Statement”) setting forth the Target Companies’ good faith estimates of (i) the Net Working Capital (the “Working Capital Estimate”) without giving effect to any of the transactions contemplated hereby, (ii) the (A) aggregate amount of Indebtedness of the Company and its Subsidiaries outstanding as of immediately prior to the Closing and (B) the Company Pre-Closing Income Tax Liability Amount (collectively, the “Estimated Closing Indebtedness”), (iii) the (A) aggregate amount of Indebtedness of the Blocker outstanding as of immediately prior to the Closing and (B) Blocker Pre-Closing Income Tax Liability Amount (collectively, the “Estimated Blocker Indebtedness”), (iv) the aggregate amount of all Transaction Expenses accrued but unpaid as of immediately prior to the Closing (the “Estimated Transaction Expenses”), (v) the aggregate amount of Cash (the “Estimated Cash”) and (vi) the aggregate amount of Blocker Cash (the “Estimated Blocker Cash”).  An “Estimated Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Working Capital Estimate exceeds the Target Working Capital.  An “Estimated Working Capital Deficiency” shall exist when (and shall be equal to the amount by which) the Target Working Capital exceeds the Working Capital Estimate.

4.2          Post-Closing Aggregate Closing Cash Consideration Adjustment.

(a)         Adjustment Statement.  As soon as practicable but in no event later than ninety (90) days after the Closing, Buyer shall deliver to the Seller Representative a statement (the “Adjustment Statement”) setting forth Buyer’s good faith calculation of (i) the Net Working Capital without giving effect to any of the transactions contemplated hereby (the “Final Working Capital”), (ii) the (A) aggregate amount of Indebtedness of the Company and its Subsidiaries outstanding as of immediately prior to the Closing and (B) Company Pre-Closing Income Tax Liability Amount (collectively, the “Final Indebtedness”), (iii) the (A) aggregate amount of Indebtedness of the Blocker outstanding as of immediately prior to the Closing and (B) Blocker Pre-Closing Income Tax Liability Amount (collectively, the “Final Blocker Indebtedness”), (iv) the aggregate amount of all Transaction Expenses accrued but unpaid as of immediately prior to the Closing (the “Final Transaction Expenses”), (v) the aggregate amount of Cash (the “Final Cash”) and (vi) the aggregate amount of Blocker Cash (the “Final Blocker Cash”), together with related supporting schedules, calculations and documentation.  A “Final Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Final Working Capital exceeds the Target Working Capital.  A “Final Working Capital Deficiency” shall exist when (and shall be equal to the amount by which) the Target Working Capital exceeds the Final Working Capital.

(b)         Review and Dispute.  Within thirty (30) days following receipt by the Seller Representative of the Adjustment Statement, the Seller Representative shall either inform Buyer in writing that the Adjustment Statement is acceptable, or deliver written notice (the “Notice of Disagreement”) to Buyer of any dispute the Seller Representative has with respect to the preparation or content of the Adjustment Statement or the amounts reflected therein.  In the event a Notice of Disagreement is delivered to Buyer, Buyer and the Seller Representative shall negotiate in good faith to resolve such dispute, and any determination resulting from such good faith negotiation shall be final, conclusive and binding on the parties.  If no Notice of Disagreement is delivered to Buyer within thirty (30) days following receipt by the Seller Representative of the Adjustment Statement, then the Adjustment Statement as originally received by the Seller Representative shall be final, conclusive and binding on the parties.

(c)          Accounting Firm.  If Buyer and the Seller Representative, notwithstanding such good faith effort, fail to resolve such dispute within fourteen (14) days after the Seller Representative delivers the Notice of Disagreement, then Buyer and the Seller Representative jointly shall engage the Accounting Firm to resolve such dispute in accordance with the standards set forth in this Section 4.2(c).  The Seller Representative and Buyer shall use commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the making of such submission.  The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the items in dispute that were properly included in the Notice of Disagreement (i) were prepared in a manner consistent with the definitions of the Final Working Capital, the Final Indebtedness, the Final Blocker Indebtedness, the Final Transaction Expenses, the Final Cash and the Final Blocker Cash, as the case may be, and (ii) were determined in accordance with this Agreement, and the Accounting Firm shall determine, on such basis, whether and to what extent, the Adjustment Statement and the amounts reflected therein, as applicable, require adjustment.  The Accounting Firm shall not make any other determination, including any determination as to whether the Target Working Capital, or any of the Final Working Capital, the Final Indebtedness, the Final Blocker Indebtedness, the Final Transaction Expenses, the Final Cash or the Final Blocker Cash are correct.  The Accounting Firm’s decision shall be based solely on written submissions by the Seller Representative and Buyer and their respective representatives and not by independent review, and each of the Seller Representative and Buyer shall have one opportunity to respond in writing to the other’s written submission.  The Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The terms of appointment and engagement of the Accounting Firm shall be reasonably agreed upon between Buyer and the Seller Representative.  The fees, costs and expenses of the Accounting Firm shall be allocated between the Sellers, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted.  All determinations made by the Accounting Firm will be final, conclusive and binding on the parties.

(d)          Access.  For purposes of giving effect to the terms set forth in this Section 4.2, notwithstanding anything to the contrary and following the Closing and prior to the date of the final determination of the Net Adjustment Amount hereunder, Buyer shall reasonably cooperate with and make available to the Seller Representative and its representatives information, records, data, working papers (including those working papers of its accountants, subject to the execution of customary access letters), supporting schedules, calculations and other documentation that provides reasonable detail relating to Buyer’s calculation of the amounts set forth in the Adjustment Statement, and shall permit reasonable access to the Target Companies’ and their respective Subsidiaries’ facilities, personnel and accountants, in each case, to the extent reasonably requested in connection with the review or analysis of the Adjustment Statement or the amounts reflected therein.

(e)          Downward Adjustment.  If the Net Adjustment Amount is negative (the absolute value of such amount, the “Downward Adjustment Amount”), then Buyer (or Parent) and the Seller Representative shall deliver joint written instructions to the Escrow Agent, within five (5) Business Days from the date on which the Net Adjustment Amount is finally determined pursuant to this Section 4.2, instructing the Escrow Agent to pay to Buyer, solely from the funds available in the Adjustment Escrow Account (whether or not sufficient to satisfy the entirety of the Downward Adjustment Amount), an amount equal to the lesser of (i) the Downward Adjustment Amount and (ii) the Adjustment Escrow Amount.

(f)          Upward Adjustment.  If the Net Adjustment Amount is positive (such amount, the “Upward Adjustment Amount”), then Buyer shall pay to the Seller Representative (for the benefit of the Sellers), an amount equal to the lesser of (i) the Upward Adjustment Amount and (ii) the Adjustment Escrow Amount within five (5) Business Days from the date on which the Net Adjustment Amount is finally determined pursuant to this Section 4.2.

(g)          No Adjustment.  If the Net Adjustment Amount is zero, there shall be no adjustment to the Total Consideration pursuant to this Section 4.2.

(h)          Release of the Adjustment Escrow Amount.  Within five (5) Business Days after the date on which the Net Adjustment Amount is finally determined pursuant to this Section 4.2, Buyer (or Parent) and the Seller Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver either (i) any portion of the funds in the Adjustment Escrow Account not distributed to Buyer pursuant to Section 4.2(e) (if any) to the Seller Representative (for the benefit of the Sellers) or (ii) in respect of an adjustment pursuant to Section 4.2(f) or no adjustment pursuant to Section 4.2(g), all of the funds in the Adjustment Escrow Account to the Seller Representative (for the benefit of the Sellers).

(i)          Exclusive Remedy.  For the avoidance of doubt, (i) recovery from the Adjustment Escrow Account shall be the sole and exclusive remedy available to Buyer and its Affiliates for and in respect of any Downward Adjustment Amount and no Seller, or any of its Affiliates or any other Person shall have any liability or obligation under this Section 4.2 for any portion of the Downward Adjustment Amount following the depletion of the Adjustment Escrow Amount, and (ii) the Upward Adjustment Amount shall not exceed the Adjustment Escrow Amount and neither Buyer nor any of its Affiliates or any other Person shall have any liability or obligation under this Section 4.2 for any portion of the Upward Adjustment Amount in excess of the Adjustment Escrow Amount.

4.3         Withholding Rights.  Each of Buyer, Target Company and the Escrow Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law.  To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Buyer, any Target Company or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.  To the extent Buyer, any Target Company or the Escrow Agent, as applicable, determines that it may need to deduct and withhold any Tax on any payment made pursuant to this Agreement (other than with respect to amounts treated as wages or compensation for U.S. federal income Tax purposes), Buyer, any Target Company or the Escrow Agent, as applicable, shall use commercially reasonable efforts to provide reasonable notice to the Seller Representative of such deduction or withholding no less than five (5) Business Days prior to such deduction or withholding, and the parties shall cooperate in good faith to reduce or eliminate any such withholding to the extent permitted under applicable Law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Each Seller, solely with respect to such Seller (and no other Seller), hereby severally but not jointly represents and warrants to Buyer as follows (other than with respect to Section 5.7(b), which representations and warranties are made solely by Steam Holdings):

5.1          Organization; Good Standing; Power.  Such Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization (as applicable).  Such Seller has all requisite power and authority or legal capacity (as applicable) to enter into this Agreement and the Transaction Documents to be entered into by such Seller and to consummate the transactions contemplated hereby and thereby.

5.2          Authority.

(a)          This Agreement has been, and each other Transaction Document to which such Seller is a party will be, duly authorized by all necessary corporate or other entity action of such Seller, and no other action (including by its equityholders, if applicable) on the part of such Seller is necessary to authorize this Agreement or any other Transaction Documents.  This Agreement has been, and the other Transaction Documents to which such Seller is a party will be, duly executed and delivered by such Seller and constitutes or will constitute a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

(b)          The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party does not, and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in (i) any violation of or default under any provision of the Fundamental Documents of such Seller (as applicable), (ii) violation of any Law applicable to, binding upon or enforceable against such Seller, or (iii) the creation or imposition of any Lien upon the Blocker Shares or Company Units or any of the property or assets of the Target Companies (other than restrictions on the transfer of securities arising pursuant to applicable securities Laws or Liens created by Buyer (if any)).

5.3          Ownership of Interests, Title.  Such Seller is the sole record and beneficial owner of that portion of the Blocker Shares or Company Units, as applicable, set forth opposite such Seller’s name on Section 6.2 of the Disclosure Schedules and holds such Blocker Shares and Company Units, free and clear of Liens (other than restrictions on the transfer of securities arising pursuant to applicable securities Laws or Liens created by Buyer (if any)).  There is no outstanding right, option, warrant, convertible security, purchase or subscription right, conversion right, exchange right or other contract or commitment (other than this Agreement and the Fundamental Documents of each Target Company) that could require such Seller to issue, sell, transfer or otherwise dispose of any portion of the Blocker Shares or Company Units set forth opposite such Seller’s name on Section 6.2 of the Disclosure Schedules.  Upon delivery to Buyer of such Blocker Shares or the Company Units, as applicable, at the Closing, Buyer shall acquire good, valid and marketable title to such Blocker Shares or Company Units, as applicable, free and clear of any Lien other than Liens created by Buyer or restrictions under the federal and state securities laws.

5.4         Litigation.  There are no Proceedings pending, or to such Seller’s knowledge, threatened against such Seller, at Law or in equity, by or before any Governmental Authority, or by or on behalf of any third party with respect to execution of this Agreement and the other Transaction Documents to which such Seller is a party or consummation by such Seller of the transactions contemplated hereby or thereby.

5.5        Consents.  No Governmental Approval is required to be obtained or made by or with respect to such Seller in connection with the consummation of the transactions contemplated hereby, except as may be necessary as a result of any facts or circumstances relating to Buyer and its Affiliates; provided, however, that no representation and warranty is made with respect to Governmental Approvals with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, result in a material adverse effect on such Seller’s ownership of that portion of the Blocker Shares or the Company Units, as applicable, to be sold, conveyed, assigned, transferred and delivered to Buyer by such Seller pursuant to the terms and conditions of this Agreement, or otherwise prevent or materially delay the Closing.

5.6         Brokers.  Except for Raymond James & Associates, Inc., no broker, finder or financial advisor or other Person is entitled to any brokerage fees, expenses, commissions, finders’ fees, financial advisory fees or similar payment from the Target Companies or their respective Subsidiaries in connection with the transactions contemplated hereby by reason of any action taken by such Seller, any Target Company, or any of its directors, managers, officers, employees, representatives or agents.  The Sellers have made available to Buyer a complete and correct copy of all agreements between the Target Companies or any of their respective Subsidiaries, on the one hand, and Raymond James & Associates, Inc., on the other hand (subject to customary redactions of certain terms of such agreement).

5.7          Investment Intent.

(a)          The Share Consideration is being obtained by such Seller for such Seller’s own account for investment purposes, and not with a view to any distribution thereof in violation of any applicable securities Laws.  Such Seller is fully capable of understanding and evaluating the risks associated with the ownership of the Share Consideration.  Such Seller understands and acknowledges that the securities comprising the Share Consideration to be received hereunder are “restricted securities” under the United States federal securities Laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that, under such Laws and applicable regulations, such securities may be resold without registration under the applicable United States securities Laws only in certain limited circumstances.  Such Seller does not own any shares of the Parent Common Stock.

(b)         The Share Consideration is being obtained by the Steam Holders for their own account for investment purposes, and not with a view to any distribution thereof in violation of any applicable securities Laws.  The Steam Holders are fully capable of understanding and evaluating the risks associated with the ownership of the Share Consideration.  The Steam Holders understand and acknowledge that the securities comprising the Share Consideration to be received hereunder are “restricted securities” under the United States federal securities Laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that, under such Laws and applicable regulations, such securities may be resold without registration under the applicable United States securities Laws only in certain limited circumstances.  The Steam Holders do not own any shares of the Parent Common Stock.

(c)        Parent has informed each Seller and Steam Holder that on or around the date hereof, Parent and TASK Group Holdings Limited, an Australian public company limited by shares and listed on the Australian Securities Exchange (“Task”), have entered into a Scheme Implementation Agreement (the “SIA”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth therein, Parent intends to acquire all Task ordinary shares pursuant to a court-approved scheme of arrangement under Part 5.1 of Australia’s Corporations Act 2001 (such acquisition, the “Task Transaction”).  Each Seller and Steam Holder acknowledges that it has had the opportunity to ask questions of, and receive answers from, Parent concerning the terms and conditions of the Task Transaction, and all such questions have been answered to its satisfaction.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES REGARDING THE TARGET COMPANIES AND THEIR RESPECTIVE SUBSIDIARIES

Except as set forth in the disclosure schedule delivered by the Sellers to Buyer simultaneously with the execution of this Agreement (the “Disclosure Schedules”), (A) the Sellers severally but not jointly represent and warrant to Buyer with respect to matters specific to the Company and its Subsidiaries and (B) the Blocker Seller hereby represents and warrants to Buyer with respect to matters specific to the Blocker, that:

6.1        Organization; Good Standing; Qualification and Power.  Each Target Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Each Target Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, result in a Material Adverse Effect.  Section 6.1 of the Disclosure Schedules sets forth the name and jurisdiction of organization of each Target Company and each of its Subsidiaries.  Each Target Company and each of its Subsidiaries has the requisite power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted.  The Target Companies have made available to Buyer complete and correct copies of the Fundamental Documents of each Target Company and each of its Subsidiaries, in each case as in effect as of the date hereof.

6.2         Capitalization.  Section 6.2 of the Disclosure Schedules sets forth the authorized, issued and outstanding Equity Interests of each Target Company.  The outstanding Equity Interests of the Target Companies are duly authorized, validly issued, fully-paid and non-assessable (as applicable), free and clear of all Liens (other than restrictions on the transfer of securities under the respective Fundamental Documents or equivalent organizational documents of such Target Company, or arising pursuant to applicable securities Laws, and Liens created by Buyer).  Except as set forth in the Fundamental Documents of the Target Companies (including the Operating Agreement), there are no Equity Interests of the Target Companies issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), unit appreciation rights, calls or commitments of any kind or character to which the Target Companies are a party or may be bound requiring the issuance or sale of any Equity Interests of the Target Companies, including, without limitation, any “phantom” equity or “profits interests” or similar rights to participate in profits.  No Target Company nor any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of its Equity Interests.  No Target Company has violated any law, including applicable securities law, in connection with the issuance, repurchase or redemption of any of its Equity Interests or other securities.

6.3         Subsidiaries.  Section 6.3 of the Disclosure Schedules lists each Target Company’s direct and indirect Subsidiaries.  The outstanding Equity Interests of each such Subsidiary are duly authorized, validly issued, fully paid and non-assessable (as applicable) and are owned by the applicable Target Company directly or through one or more such Subsidiaries, free and clear of any Liens (other than Permitted Liens).  There are no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), unit appreciation rights, calls or commitments of any kind or character to which the applicable Target Company’s Subsidiaries are a party or may be bound requiring the issuance, redemption or sale of Equity Interests of such Subsidiaries, including, without limitation, any “phantom” equity or “profits interests” or similar rights to participate in profits.  No Subsidiary of the Target Companies has violated any Law, including applicable securities laws, in connection with the issuance, repurchase or redemption of any of its equity interests or other securities.

6.4          No Violation; Consents and Approvals.

(a)          Except as set forth in Section 6.4 of the Disclosure Schedules, the execution and delivery by each Seller of this Agreement and the other Transaction Documents to which such Seller is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of the Fundamental Documents of a Target Company or any of its Subsidiaries, (ii) any Order applicable to a Target Company or any of its Subsidiaries or the property or assets of a Target Company or any of its Subsidiaries or (iii) any Law applicable to a Target Company or any of its Subsidiaries or the property or assets of a Target Company or any of its Subsidiaries or (b) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties of a Target Company or any of its Subsidiaries under, any Material Contract to which such Target Company or such Subsidiary is a party or by which any of them is bound.

(b)          No Governmental Approval is required to be obtained or made by or with respect to any Target Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, except (a) as may be necessary as a result of any facts or circumstances relating to Buyer and its Affiliates and (b) for Governmental Approvals the failure of which to be obtained or be made, individually or in the aggregate, has not and would not reasonably be expected to adversely affect the Target Companies and their Subsidiaries, taken as a whole, in any material respect.

6.5          Financial Statements; Company and Intermediate; Blockers.

(a)          Section 6.5(a) of the Disclosure Schedules sets forth (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2021, and the related audited consolidated statements of income, members’ equity and cash flows for the period May 19, 2021 through December 31, 2021, in each case, together with all related notes and schedules thereto, (b) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022, and the related audited consolidated statements of income, members’ equity and cash flows for the twelve (12) months then ended, in each case, together with all related notes and schedules thereto, and (c) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023 (the “Latest Balance Sheet Date”), and the related unaudited consolidated statements of income, members’ equity and cash flows for the year-to-date period then ended (the financial statements described in clause (c), the “Interim Financial Statements” and, together with the financial statements described in clauses (a) and (b) collectively, the “Financial Statements”).  Except as set forth in Section 6.5(a) of the Disclosure Schedules, the Financial Statements (i) are correct and complete in all material respects, (ii) have been prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of the Interim Financial Statements, to normal, recurring and immaterial year-end adjustments and the absence of notes (if any), and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated, subject, in the case of the Interim Financial Statements, subject to normal, recurring and immaterial year-end adjustments and the absence of notes (if any).

(b)          The Blocker does not engage in, and has never engaged in, any business activities or operations, and the Blocker has no assets or liabilities other than as reflected in Final Blocker Cash or Final Blocker Indebtedness, in respect of its ownership of the Blocker Company Units and activities related or incidental thereto, liabilities imposed by Laws (including Tax liabilities), activities in connection with the transactions contemplated hereby and its obligations with respect to this Agreement.

6.6          Indebtedness.  Section 6.6 of the Disclosure Schedules sets forth a complete and correct list of all outstanding Indebtedness of the Target Companies and their respective Subsidiaries.

6.7          Undisclosed Liabilities.  Except as set forth in Section 6.7 of the Disclosure Schedules, neither the Target Companies nor any of their Subsidiaries have any material liabilities or material obligations of any nature (whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP and whether accrued, absolute, contingent, unasserted or otherwise) other than (i) liabilities or obligations reflected in the Financial Statements (including the footnotes thereto), (ii) liabilities or obligations incurred in the ordinary course of business since the Latest Balance Sheet Date (none of which result from, arise out of, or relate to any breach of a contract, tort, infringement or violation of Law), (iii) future executory obligations arising under any of the Material Contracts or under contracts which are not required to be disclosed on Section 6.15 of the Disclosure Schedules (none of which result from, arise out of, or relate to any breach of a contract, tort, infringement or violation of Law), or (iv) liabilities and obligations to be included in (or for which a reserve or accrual is to be included in) the computation of the Final Working Capital, the Final Transaction Expenses and/or the Final Indebtedness (each as finally determined in accordance with this Agreement).

6.8          Absence of Certain Changes or Events.  Except as set forth in Section 6.8 of the Disclosure Schedules, since the Latest Balance Sheet Date, the Target Companies and their respective Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business, and neither any Target Company nor any of its Subsidiaries has:

(a)          experienced any Material Adverse Effect;

(b)          incurred or experienced any material loss, damage or destruction, whether or not covered by insurance and whether or not in the ordinary course of business;

(c)          incurred, assumed or guaranteed any indebtedness for borrowed money, other than (i) pursuant to or in connection with the Credit Facility, or (ii) in connection with the purchase or lease of equipment in the ordinary course of business consistent with past practices;

(d)       issued, sold, pledged, transferred, disposed of, delivered, redeemed, purchased or otherwise subjected to any Lien any of the equity securities of the Target Companies or any of their respective Subsidiaries, or granted or entered into any options, warrants, rights, agreements or commitments with respect to the issuance of the securities of the Target Companies or any of their respective Subsidiaries, or amended any terms of any such equity securities or agreements;

(e)          declared, set aside, made or paid any non-cash dividend or other non-cash distribution on or with respect to any of the equity securities of the Target Companies or any of their respective Subsidiaries;

(f)         reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of the equity securities of the Target Companies or any of their respective Subsidiaries, or made any other change with respect to their capital structure;

(g)        adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Target Companies or any of their respective Subsidiaries, or otherwise altered their corporate structure;

(h)         amended, waived, modified or consented to the termination of any Material Contract, or amended, waived, modified or consented to the termination of any Target Company’s or any of its Subsidiaries’ rights thereunder, or entered into any Contract that would be a Material Contract if in effect on the date hereof;

(i)          except as required by the terms of any Company Benefit Plan in effect on the date hereof or by applicable Law, (i) increased or promised to increase the rate of compensation or benefits of any current or former Service Provider, except in the ordinary course of business and consistent with the past practices of the Target Companies, individual increases in base salary or wage rate of not more than three percent (3%) to any employee whose annual target base cash compensation is $100,000 or less, (ii) entered into any new employment, consulting, bonus, incentive, severance or termination agreement or arrangement with, or agreed to pay any severance or termination pay or any bonus, incentive, change of control, transaction, retention or similar payment to, any current or former Service Provider, (iii) established, adopted, materially amended or terminated any Company Benefit Plan, (iv) discretionarily accelerated or agreed to accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan, or (v) hired or terminated the employment (other than for cause) of any other Service Provider with annual compensation in excess of $100,000;

(j)          sold, leased, pledged, transferred, assigned, waived, allowed to lapse, abandoned or otherwise disposed of any material capital assets, real, personal or mixed, or mortgaged or subjected to any Lien any properties or assets (including Proprietary Rights), whether real or personal, other than (i) except with respect to Proprietary Rights, a sale, transfer or disposition to a third-party for fair market value or (ii) Permitted Liens;

(k)         (i) acquired or agreed to acquire by merging or consolidating with, by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, (ii) otherwise acquired or agreed to acquire any assets which are material to the Target Companies and their respective Subsidiaries, taken as a whole, or (iii) entered into any joint venture, strategic alliance, exclusive dealing, noncompetition or other similar contract or arrangement;

(l)           effectuated a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) of employees of the Target Companies or any of their respective Subsidiaries;

(m)         amended any of the Fundamental Documents of the Target Companies or their respective Subsidiaries;

(n)          changed any of the accounting principles, methods or practices of the Target Companies or their respective Subsidiaries, other than as required by GAAP;

(o)          made, revoked or modified any material Tax election, settled or compromised any Tax liability or filed any Tax Return, in each case, other than on a basis consistent with past practice;

(p)         authorized, or made any commitment with respect to, any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $300,000 for the Target Companies and their respective Subsidiaries;

(q)         entered into any lease or license of real or personal property (including Proprietary Rights) or any renewals thereof involving a term of more than one year or rental obligation exceeding $150,000 per year in any single case;

(r)          entered into any Contract with any Seller, or any Related Party of any Seller, Target Company or any of their respective Subsidiaries;

(s)          canceled, compromised, waived or released any material right or claim other than in the ordinary course of business;

(t)          permitted the lapse of any existing policy of insurance relating to the business or assets of any Target Company or its Subsidiaries;

(u)         accelerated the collection of or discount any accounts receivable, delayed the payment of accounts payable or deferred expenses, reduced inventories or otherwise increased cash on hand (in each case, other than in the ordinary course of business consistent with past practice);

(v)         commenced or settled any Proceeding other than any settlement that shall be paid in full prior to the Measurement Time and pursuant to which there are no other ongoing obligations or liabilities of the Target Companies or any of their Subsidiaries; or

(w)         announced an intention, entered into any formal or informal agreement, or otherwise made a commitment to do any of the foregoing.

6.9          Personal Property.

(a)         The Target Companies and their respective Subsidiaries have good and valid title to all material items of personal property, whether tangible or intangible, owned by them, and a valid and enforceable right to use all material tangible items of personal property leased by or licensed to them (collectively, the “Personal Property”), in each case, free and clear of all Liens (other than Permitted Liens).

(b)        All Personal Property necessary for the current operation or conduct of the respective businesses of the Target Companies and their respective Subsidiaries are in the aggregate in adequate operating condition and repair, normal wear and tear excepted, other than equipment under repair or out of service in the ordinary course of business.

6.10          Real Property.

(a)         The Target Companies and their respective Subsidiaries do not own or have, and since the Reference Date have never owned or had, any ownership interest in any real property.  Section 6.10(a) of the Disclosure Schedules contains a complete list of all real property subject to any lease, sublease, easement, license or right-of-way or similar contract in which any Target Company or any of its Subsidiaries has an interest or use right (the “Leased Real Property”).  The Sellers have made available to Buyer true and correct copies of each lease described on Section 6.10(a) of the Disclosure Schedules, including all amendments thereto.

(b)         Except as set forth in Section 6.10(b) of the Disclosure Schedules, the Target Companies and their respective Subsidiaries have a valid leasehold interest or use right in, the Leased Real Property, in each case, free and clear of all Liens, other than Permitted Liens.

(c)         Buyer has received complete copies of all leases, subleases, easements, licenses or rights-of-way or similar contracts with respect to the Leased Real Property in which any Target Company or any of its Subsidiaries has an interest or use right (collectively with any assignments, amendments, modifications, supplements, side letters, and other agreements relating thereto, the “Real Property Leases”).

(d)         All of the Real Property Leases are in full force and effect and are enforceable in accordance with their terms with respect to the Target Companies and their respective Subsidiaries and, to the Sellers’ Knowledge, the other parties thereto, except to the extent that such enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency or creditors’ rights.  Except as set forth in Section 6.10(d) of the Disclosure Schedules, none of the Target Companies, any of their respective Subsidiaries or, to the Sellers’ Knowledge, any other party thereto, is in material breach of or material default under, and to the Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time, or both would constitute a material breach of or material default under, or give rise to a right of termination, cancellation or acceleration of any material obligation under any Real Property Lease.  None of the Target Companies nor any of their respective Subsidiaries has received any written or, to the Sellers’ Knowledge, oral notice of any party to terminate any Real Property Lease.

(e)        The Target Companies and their respective Subsidiaries are currently in possession of the Leased Real Property in which they have an interest or use right, and no Target Company or any of its Subsidiaries has subleased, assigned, or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof.  There are no contractual or legal restrictions that preclude or restrict the ability of any Target Company or any of its Subsidiaries to use any Leased Real Property for the current use of such real property.  To the Sellers’ Knowledge, there are no material defects or material adverse physical conditions affecting the Leased Real Property.  Since the Reference Date, the Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property has not been disturbed.

(f)          Each parcel of Leased Real Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Leased Real Property.

(g)          To the Sellers’ Knowledge, there is no pending or threatened zoning application or proceeding or condemnation, eminent domain, or taking Proceeding with respect to any of the Leased Real Property or the improvements located thereon.

6.11        Proprietary Rights; Privacy.

(a)          Section 6.11(a) of the Disclosure Schedules sets forth a complete and accurate list of all Owned Proprietary Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority or registrar (the “Registered Proprietary Rights”), including (i) the jurisdictions in which each such item of Registered Proprietary Rights has been issued or registered or in which any such application for issuance or registration has been filed; (ii) the registration or application date, as applicable, for each such item of Registered Proprietary Rights; and (iii) the record owner of each such item of Registered Proprietary Rights.  All Registered Proprietary Rights have been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees.  Section 6.11(a) of the Disclosure Schedules also sets forth all material unregistered Owned Proprietary Rights and all other Company Proprietary Rights material to the operation and conduct of the business of the Target Companies and their respective Subsidiaries (other than COTS Licenses or licenses for Publicly Available Software, regardless of whether such Publicly Available Software is incorporated in, linked to, or otherwise used in conjunction with, Owned Software).  No loss or expiration of any Owned Proprietary Rights is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Target Companies and their respective Subsidiaries, including failure by the Target Companies and their respective Subsidiaries to pay any required maintenance fees).

(b)         The Target Companies and their respective Subsidiaries are the sole and exclusive owners of, and possess all rights, title and interest in and to, all Owned Proprietary Rights, free and clear of all Liens (other than Permitted Liens), and the Target Companies and their respective Subsidiaries have a valid and enforceable written license or right to use all other Company Proprietary Rights, except to the extent such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally, and general equitable principles.  All Owned Proprietary Rights are valid, subsisting and enforceable.  No loss or expiration of any Owned Proprietary Rights or any other material Company Proprietary Rights is pending or, is threatened in writing (or, to the Sellers’ Knowledge, orally).

(c)          Except as set forth in Section 6.11(c) of the Disclosure Schedules: (i) the Target Companies and their respective Subsidiaries are not the subject of any pending legal proceeding that (A) alleges a claim of infringement, misappropriation or other violation of any Proprietary Rights or rights of publicity of any Person, and no such claim has been asserted or threatened in writing (or, to the Sellers’ Knowledge, orally) against the Target Companies and their respective Subsidiaries at any time since the Reference Date or (B) challenges the validity, enforceability, registerability, patentability, use or ownership of any Owned Proprietary Rights; (ii) none of the Target Companies, their respective Subsidiaries, or the former and current products, services and conduct of the business of the Target Companies and their respective Subsidiaries, including the manufacture, importation, use, offer for sale, sale, licensing, distribution or other commercial exploitation thereof, since the Reference Date, does or has infringed, misappropriated or otherwise violated any Proprietary Rights or rights of publicity of any Person; (iii) since the Reference Date, the Target Companies and their respective Subsidiaries have not received any written or, to the Sellers’ Knowledge, oral notice from any Person that any of such Person’s Proprietary Rights are infringed, misappropriated, or otherwise violated by the Target Companies or their respective Subsidiaries (including any demand or request that the Target Companies or their respective Subsidiaries license any Proprietary Rights from a third party); and (iv) to the Sellers’ Knowledge, no third party is infringing, misappropriating, or otherwise violating the Company Proprietary Rights.

(d)         Section 6.11(d) of the Disclosure Schedule sets forth a complete and accurate list of all Software that is used by the Target Companies and their respective Subsidiaries that is not owned by the Target Companies or their respective Subsidiaries (excluding COTS Licenses or licenses for Publicly Available Software or implied licenses granted in the ordinary course of business in connection with the sale of products and services).  The Target Companies and their respective Subsidiaries have an adequate number of properly purchased (or issued) “seats” for each Software license.

(e)        The Target Companies and their respective Subsidiaries take commercially reasonable measures to protect the confidentiality of all trade secrets and any other confidential information of the Target Companies and their respective Subsidiaries (and any confidential information owned by any Person to whom the Target Companies and their respective Subsidiaries have a confidentiality obligation).  No such trade secrets or other confidential information have been disclosed by the Target Companies or their respective Subsidiaries to any Person other than pursuant to a written and enforceable agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person.  No current or former founder, employee, contractor or consultant of the Target Companies or their respective Subsidiaries has any right, title or interest, directly or indirectly, in whole or in part, in any Company Proprietary Rights.  The Target Companies and their respective Subsidiaries have obtained from all Persons (including all current and former founders, employees and contractors) who have created any Proprietary Rights for the Target Companies or their respective Subsidiaries valid and enforceable written assignments of any such Proprietary Rights to the Target Companies or their respective Subsidiaries.  To the Sellers’ Knowledge, no Person is in violation of any such written confidentiality or assignment agreements.

(f)         The Company Systems are in working order, are sufficient for the current needs of the business of the Target Companies and their respective Subsidiaries and for the purposes for which they were acquired or developed, including the ability to process current and the Target Companies’ and their respective Subsidiaries’ expected peak volumes, in a timely manner, and have hardware and Software capacity, support, maintenance and trained personnel that are sufficient in all material respects for the current needs of the business of the Target Companies and their respective Subsidiaries.  The Target Companies and their respective Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities for the Company Systems.  Since the Reference Date, there has not been any material failure with respect to any of the Company Systems that has not been remedied in all material respects.  Except as set forth on Section 6.11(f) of the Disclosure Schedule, with respect to data in the possession, custody or control of the Target Companies and their respective Subsidiaries, to the Sellers’ Knowledge, there have been no unauthorized intrusions or breaches of security, material failures, breakdowns, outages, substandard performance that has continued for any material period of time, or other adverse events materially affecting the Company Systems since the Reference Date.  The Target Companies and their respective Subsidiaries have purchased and paid in full for a sufficient number of license seats for Software for the operation of the Company Systems as currently conducted.  There are, and since the Reference Date have been, no material defects, technical concerns or problems in the Company Systems that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions in all material respects.

(g)          The Target Companies and their respective Subsidiaries have taken commercially reasonable steps (including in accordance in all material respects with Laws applicable to Protected Data) to protect the security and integrity of the Company Systems and the Protected Data stored or contained therein or transmitted thereby including by implementing not less than industry standard procedures aimed at preventing unauthorized access and the introduction of Malicious Code, and the taking and storing on-site and off-site of back-up copies of critical Protected Data.

(h)        All Owned Software (i) conforms in all material respects with all written specifications, representations, warranties and other descriptions established by the Target Companies and their respective Subsidiaries or conveyed thereby to their customers or other transferees, (ii) is operative for its intended purpose free of any material defects or deficiencies and does not contain any Malicious Code, and (iii) has been maintained by the Target Companies and their respective Subsidiaries in all material respects in accordance with its contractual obligations to customers and industry standards.

(i)          Except as set forth on Section 6.11(i) of the Disclosure Schedule, no Person other than the Target Companies and their respective Subsidiaries possess a copy, in any form (print, electronic or otherwise), of any source code for any Owned Software.  All such source code is in the sole possession of the Target Companies and their respective Subsidiaries and has been maintained confidential, and the Target Companies and their respective Subsidiaries maintain commercially reasonable safeguards to protect such source code.  The Target Companies and their respective Subsidiaries have no obligation to afford any Person access to any such source code.  The Target Companies and their respective Subsidiaries are in possession of all other material relating to the Software used in the business of the Target Companies and their respective Subsidiaries, including (to the extent made available to the Target Companies and their respective Subsidiaries with respect to third party Software) installation and user documentation, engineering specifications, flow charts and know-how, reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Software as used in, or currently under development for, the business of the Target Companies and their respective Subsidiaries.

(j)          The Target Companies and their respective Subsidiaries have disclosed to Buyer that the Target Companies and their respective Subsidiaries have used Publicly Available Software in the business of the Target Companies and their respective Subsidiaries.  Notwithstanding the foregoing, the Target Companies and their respective Subsidiaries have not used any Publicly Available Software in any way that (i) creates or purports to create with respect to any products of the Target Companies and their respective Subsidiaries or Company Proprietary Rights any obligation to license, distribute or otherwise make source code available to any third party, (ii) grants or purports to grant to any third party any rights to the Owned Software, or (iii) otherwise imposes any material limitation, restriction, or condition on the right or ability of the Target Companies and their respective Subsidiaries to enforce their rights in and to the Owned Software.

(k)          No funding, facilities, or personnel of any Governmental Authority or any university or research organization has been used in connection with the development of any Owned Proprietary Rights, and the Target Companies, their respective Subsidiaries and their predecessors have not participated in any standards setting organization.  No Governmental Authority, university, research organization or standards setting organization has any right, title or interest in or to any Owned Proprietary Rights.

(l)          The Target Companies and their respective Subsidiaries, their officers, employees and, to the Sellers’ Knowledge, any processors acting on their behalf are, and since the Reference Date have been, in material compliance with all applicable Privacy and Security Requirements.  Since the Reference Date, all Personal Information has been Processed by the Target Companies and their respective Subsidiaries in accordance in all material respects with Privacy and Security Requirements.

(m)        The Target Companies and their respective Subsidiaries have in place policies and procedures for the proper Processing and security of Personal Information that comply in all material respects with Privacy and Security Requirements.  The Target Companies and their respective Subsidiaries are in compliance in all material respects with and have at all times since the Reference Date been in compliance in all material respects with such policies and procedures.

(n)         The Target Companies and their respective Subsidiaries have implemented technical, physical and organizational measures and security systems and technologies in compliance in all material respects with all data security requirements under Privacy and Security Requirements which are designed to ensure the integrity and security of such Protected Data and to prevent any Security Breach, destruction, loss, alteration, corruption or misuse of or unauthorized disclosure or access thereto in compliance with Privacy and Security Requirements.

(o)          Since the Reference Date, the Target Companies and their respective Subsidiaries have not, and, to the Seller’s Knowledge, no third party that Processes Protected Data on behalf of the Target Companies and their respective Subsidiaries has, experienced any Security Breaches, and the Sellers have not received any written or, to the Seller’s Knowledge, oral notice or complaint from any Person regarding a Security Breach since the Reference Date.  Since the Reference Date, the Target Companies and their respective Subsidiaries have not, and, to the Seller’s Knowledge, no third party that Processes Protected Data on behalf of the Target Companies and their respective Subsidiaries has, (a) been under audit or investigation by any authority, including regarding Processing of Personal Information, or (b) received any written, or, to the Seller’s Knowledge, oral, notices or complaints from any Person (including any Governmental Authority) regarding the Processing of Protected Data or non-compliance with applicable Privacy and Security Requirements.  Since the Reference Date, no circumstance has arisen in which Privacy and Security Requirements would require the Target Companies or their respective Subsidiaries to notify a Person or Governmental Authority of a Security Breach under applicable Privacy and Security Requirements.

(p)          The Target Companies and their respective Subsidiaries maintain systems and procedures that are reasonable for the operation of the business of the Target Companies and their respective Subsidiaries to receive and effectively respond to complaints and, to the extent required by applicable Laws, individual rights requests in connection with the Target Companies’ and their respective Subsidiaries’ Processing of Personal Information, and, to the extent required by applicable Laws, the Target Companies and their respective Subsidiaries have complied in all material respects with all such individual rights requests.  The Target Companies and their respective Subsidiaries do not engage in the sale, as defined by applicable Laws, of Personal Information.

(q)          The Target Companies and their respective Subsidiaries have valid and legal rights in all material respects to Process all Protected Data that is Processed by or on behalf of the Target Companies and their respective Subsidiaries in connection with the use and/or operation of their products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements in any material respects.  Upon execution of this Agreement, Buyer shall continue to have the right to Process any Protected Data transferred to Buyer under this Agreement in the same manner such Protected Data was Processed prior to execution, in order to be able to conduct the ordinary course of the business contemplated under this Agreement.

6.12       Litigation.  Except as set forth in Section 6.12 of the Disclosure Schedules, there are no, and there have not been since the Reference Date any, Proceedings pending, or to the Sellers’ Knowledge, threatened against the Target Companies, their respective Subsidiaries, their respective assets or in connection with the transactions contemplated by this Agreement or the Transaction Documents, in each case, at Law or in equity, by or before any Governmental Authority, or by or on behalf of any third party.  No Target Company nor any of its Subsidiaries nor any of their respective properties or assets nor any of their respective officers or directors (in their capacity as such), is, or since the Reference Date has been, subject to any outstanding judgment, settlement, order or decree of any Governmental Authority, except as would not reasonably be expected to be material to the Target Companies and their respective Subsidiaries taken as a whole.  There is no Proceeding by any Target Company or any of its Subsidiaries pending, or which the Target Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.  There is no Proceeding pending or, to the Sellers’ Knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Transaction Documents.

6.13        Employee Benefit Plans.

(a)          Section 6.13(a) of the Disclosure Schedules sets forth a complete list of all (i) “employee benefit plans” (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention and similar plans, programs, policies, agreements or arrangements and (iii) and each other plan, program, policy, agreement or arrangement providing for employee benefits or compensation, including bonus, incentive, stock option, equity or equity-based incentive compensation and any other form of deferred compensation, severance, paid time off, medical, dental, vision, prescription or other fringe benefit, post-employment or retirement benefits (including compensation, pension, health, medical or other insurance benefits), relocation or expatriate benefit, perquisite, disability or sick leave benefits, in each case, whether or not written, (x) that are sponsored, maintained, administered, contributed to or required to be contributed by the Target Companies or any of their respective Subsidiaries or (y) under which the Target Companies or any of their respective Subsidiaries have any present or future obligations or direct or indirect liability on behalf of any current or former Service Providers or the dependents or beneficiaries thereof (all of the foregoing being referred to in this Agreement as the “Company Benefit Plans”).  Section 6.13(a) of the Disclosure Schedules separately identifies whether each such Company Benefit Plan is a Foreign Company Benefit Plan.

(b)          Each Company Benefit Plan has been established, operated and administered in compliance in all material respects with its terms, ERISA and the Code. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Benefit Plan, and nothing has occurred and there are no facts or circumstances that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.  None of the Target Companies, any of their respective Subsidiaries or, to the Sellers’ Knowledge, any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Company Benefit Plan has engaged in a prohibited transaction that could subject the Target Companies or their respective Subsidiaries to a material Tax or material penalty imposed under Section 4975 of the Code or Sections 502(i), (j) or (l) of ERISA.  None of the Target Companies nor any of their respective Subsidiaries has received written notice of and there are no investigations by any Governmental Authority with respect to or termination proceedings or other claims, suits or proceedings (except routine claims for benefits payable in the ordinary course) against or involving, or to the Sellers’ Knowledge, threatened with respect to, any Company Benefit Plan.

(c)          None of the Target Companies or their respective Subsidiaries nor any ERISA Affiliate thereof sponsors, maintains, administers, contributes to or is required to contribute to, or has in the past six (6) years sponsored, maintained, administered, contributed to or been required to contribute to, or has or could reasonably be expected to have any direct or indirect liability or obligation under or with respect to, any (i) “employee benefit plan”, as defined in Section 3(2) of ERISA, that is or was subject to Section 302 of ERISA, Title IV of ERISA or Section 412 or 430 of the Code, (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (iii) a “multiple employer plan” within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code.

(d)          None of the Target Companies or any of their respective Subsidiaries has any liability with respect to, and no Company Benefit Plan provides or promises, medical or life or other welfare or welfare-type benefits (whether insured or self-insured) to any current or former Service Provider following termination of employment or service, except as required by the continuation coverage requirements under Section 4980B of the Code (or equivalent state Law) for which the applicable Service Providers pay the full cost of coverage.

(e)          The Sellers have made available to Buyer true and complete copies of the following documents relating to each Company Benefit Plan, to the extent applicable: (i) the plan document or, if unwritten, a summary of the material terms thereof and the most recent summary plan description and any summaries of material modifications; (ii) each trust, insurance, annuity or other funding contract related thereto; (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto; (iv) the most recently filed Form 5500 annual report; (v) all material, non-routine notices or other correspondence received from or provided to the IRS, the Department of Labor or any other Governmental Authority during the past three (3) years, and (vi) all current employee handbooks and material policies.

(f)          None of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) except as set forth in Section 6.13(f)(i) of the Disclosure Schedules, entitle any current or former Service Provider to any compensation or benefit, (ii) except as set forth in Section 6.13(f)(ii) of the Disclosure Schedules, accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Company Benefit Plan, (iii) result in any breach or violation of, default under or limit any Target Company’s or any of its Subsidiaries’, or, after the Closing, Buyer’s right to amend, modify or terminate any Company Benefit Plan, or (iv) give rise to any payments to “disqualified individuals” (within the meaning of Section 280G of the Code) that would be nondeductible to the payor under Section 280G of the Code or subject to Tax under Section 4999 of the Code.  Additionally, prior to the Closing Date, the Target Companies have solicited (a) waivers from each Person who is reasonably expected to be a “disqualified individual” within the meaning of Section 280G of the Code with respect to the Target Companies and Sellers (each such Person, a “Disqualified Individual”), of that portion of such Disqualified Individual’s payments and/or benefits that would result in such Disqualified Individual’s receipt of any “excess parachute payments” within the meaning of Section 280G of the Code (the portion of the payments and/or benefits so waived, the “Waived 280G Benefits” and the form of waiver, the “280G Waiver”) absent such waiver, and (b) the approval of the relevant equityholders of any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder.  The Company has delivered to Buyer evidence satisfactory to Buyer that the Disqualified Individuals have signed a 280G Waiver and an equityholder vote was solicited in conformance with Section 280G of the Code and the applicable final Treasury Regulations thereunder and the requisite equityholder approval was obtained with respect to any payments or benefits that were subject to the equityholder vote.

(g)        Each Company Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance in all material respects with, and the Target Companies and their respective Subsidiaries have complied in all material respects in practice and operation with, all applicable requirements of Section 409A of the Code.

(h)         No Target Company or any Subsidiary thereof has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.

(i)          Without limiting the generality of subsections (a) through (h) above, with respect to each Foreign Company Benefit Plan: (i) each Foreign Company Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with applicable Laws and the requirements of such Foreign Company Benefit Plan’s governing documents and, if intended to qualify for favorable tax treatment, meets all the requirements for such treatment; and (ii) all Foreign Company Benefit Plans that are required to be funded are funded in accordance with their terms and applicable Law, and adequate reserves have been established with respect to any Foreign Company Benefit Plan that is not required to be funded in accordance with GAAP.

6.14        Taxes.  Except as set forth in Section 6.14 of the Disclosure Schedules:

(a)          The Target Companies and their respective Subsidiaries have (i) filed all income and other material Tax Returns required by applicable Law to be filed by any Target Company or any of their respective Subsidiaries, and all such Tax Returns are true, complete, and correct in all material respects, and (ii) paid all income and other material Taxes due and owing by them (whether or not such Taxes are related to, shown on or required to be shown on any Tax Return), including installments or prepayments of Taxes which are required to have been paid to any Governmental Authority pursuant to applicable Law.

(b)        The Target Companies and their respective Subsidiaries have timely withheld all material Taxes from payments to employees, agents, contractors and nonresidents and remitted such amounts to the applicable Governmental Authority in accordance with applicable Law.

(c)          The Target Companies and their Subsidiaries have not (i) waived any statute of limitations with respect to any Taxes of the Target Companies or their Subsidiaries or agreed to any extension of time for filing any income or other material Tax Return of the Companies or their Subsidiaries (excluding, for this purpose, automatic extensions of time granted in the ordinary course) or (ii) consented to any extension of time with respect to any Tax assessment or deficiency of the Target Companies or their Subsidiaries, which waiver or extension of time is currently outstanding.

(d)          There are no Liens that arose in connection with any failure (or alleged failure) to pay any material Taxes on any assets of any Target Company or any of their respective Subsidiaries other than Permitted Liens.

(e)          No Tax audits or other Proceedings are pending or threatened in writing with regard to any Target Company or any of their respective Subsidiaries, and there are no matters under discussion, audit or appeal with any Governmental Authority with respect to any material Taxes of any Target Company or any of their respective Subsidiaries.

(f)          For U.S. federal, and, if applicable, state and local, income tax purposes, (i) the Company is, and has been since its formation, properly classified as a partnership, (ii) the Blocker is, and has been since its formation, properly classified as a C corporation, and (iii) the classification of each of the Subsidiaries of the Company is set forth in Schedule 6.14(f) and, unless otherwise specified, each Subsidiary has had the same tax classification since its formation.

(g)          The Target Companies and their Subsidiaries are not required to file Tax Returns in any jurisdictions in which they have not filed, and neither the Target Companies nor their Subsidiaries have received a written claim from a Governmental Authority that the Target Companies or their Subsidiaries may be subject to taxation in a jurisdiction where the Target Companies and any of their Subsidiaries do not file Tax Returns, which claim has not been resolved.  The Target Companies and their Subsidiaries are not and have not been resident for Tax purposes in any jurisdiction other than jurisdictions in which they file Tax Returns, and do not have any branch, permanent establishment or other fixed place of business in any such jurisdiction.

(h)          Neither any Target Company nor any of their Subsidiaries (i) has ever been a member of any affiliated group, (ii) is liable for Taxes of any other Person as a result of transferee or successor or liability or joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of U.S. state or local or non-U.S. Law), by contract or otherwise, or (iii) is party to or bound by and has any obligations under any Tax allocation, Tax sharing, Tax indemnification, Tax receivable or other similar contract (other than any such contract entered into in the ordinary course and the principal purpose of which is not the allocation or sharing of Taxes), and neither the Target Companies nor any of their Subsidiaries are liable for any Tax solely as a result of the Target Companies or any of their Subsidiaries ceasing to be a member of any affiliated group in connection with this Agreement, and (iv) is party to any contract or arrangement to pay, indemnify or make any payment with respect to any Tax liabilities of any stockholder, member, manager, director, officer or other employee or contractor of the Target Companies or any of their Subsidiaries.

(i)          Neither of the Target Companies nor any of their Subsidiaries is, and has not been during the applicable period provided in Section 897(c) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code and the assets of the Target Companies and their Subsidiaries are not, and have never been, U.S. real property interests within the meaning of Section 897 of the Code.

(j)           Neither any Target Company nor any of its Subsidiaries has been a party to a transaction purported or intended to be governed, in whole or in part, by Sections 355 or 356 of the Code.

(k)         Neither the Target Companies nor any of their Subsidiaries (nor Buyer by reason of its ownership of the Target Companies or any of their Subsidiaries) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, including as a result of any (i) change in method of accounting for a taxable period made prior to the Closing, (ii) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) a COVID-19 Financial Assistance Program.

(l)          Neither the Target Companies nor any of their Subsidiaries have engaged in any “listed transaction” within the meaning of Code sections 6111 and 6112 or any similar provisions of U.S. state or local or non-U.S. Law or any “tax shelter” within the meaning of Section 6662 of the Code or the Treasury Regulations promulgated thereunder (or any similar provision of applicable U.S. state or local or non-U.S. Law).

(m)       Neither the Target Companies nor any of their Subsidiaries have requested or received a written ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority or made or filed any material election, designation or similar filing with respect to Taxes of the Target Companies and their Subsidiaries.  The amount of Tax chargeable on the Target Companies and their Subsidiaries does not depend, and has not depended, on any concession, agreement or other formal or informal arrangement with any Governmental Authority.

(n)         The pre-Closing Tax liabilities of the Target Companies and their Subsidiaries (i) did not, as of the Latest Balance Sheet Date, exceed the accrued liability for Taxes (other than any accrued liability for deferred Taxes established solely to reflect timing differences between income for financial statement purposes and income for Tax purposes) included in the Financial Statements and (ii) is not expected to exceed that accrued liability as adjusted for operations and transactions (other than the transactions contemplated by this Agreement) through the Closing Date in accordance with the past custom and practice of the Target Companies and their Subsidiaries in filing their Tax Returns.

(o)          None of the Target Companies or any of their Subsidiaries will be required to pay any Tax after the Closing Date as a result of an election made pursuant to Section 965(h) of the Code.

(p)        None of the Target Companies or any of their Subsidiaries is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(q)          The prices and terms for the provision of any property or services undertaken among the Target Companies and their Subsidiaries are arm’s length for purposes of the relevant transfer pricing Laws in all material respects, including timely preparing and, if necessary, retaining all related documentation required by such Laws.

(r)         Each of the Target Companies and its Subsidiaries has duly and timely collected all material amounts on account of any Taxes, including sales, use or transfer taxes, goods and services, value added, harmonized sales and state, provincial or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

(s)         None of the Target Companies and its Subsidiaries is subject to a Tax incentive, Tax holiday or other similar incentives that will be subject to recapture following the transactions contemplated by this Agreement.

(t)          None of the Target Companies nor any of its Subsidiaries has (i) deferred the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with any U.S. presidential memorandum or executive order or any COVID-19 Financial Assistance Program, or (iii) utilized available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act.  None of the Target Companies has received a PPP Loan or other similar loan pursuant to the CARES Act or other similar sources of federal, state and local COVID-19 related relief.

6.15        Contracts and Commitments.

(a)          Section 6.15 of the Disclosure Schedules sets forth a list of all Material Contracts, with each subdivision therein corresponding to each respective subdivision in the defined term “Material Contract” as set forth in this Agreement.

(b)         The Target Companies have provided Buyer access to a correct and complete copy of each contract listed on Section 6.15 of the Disclosure Schedules, including all amendments thereto.  Each of the Material Contracts is a valid and binding obligation of a Target Company or its applicable Subsidiary and, to the Sellers’ Knowledge, the other parties thereto, and is in full force and effect and is enforceable by such Target Company or such Subsidiary in accordance with its respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity)).  With respect to all Material Contracts, no Target Company, any Subsidiary thereof or, to the Sellers’ Knowledge, any other party to any such Material Contract, is in material breach thereof or material default thereunder and, to the Sellers’ Knowledge, there does not exist thereunder any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default, except for, as set forth in Section 6.15(o) of the Disclosure Schedules, such breaches, defaults and events as to which requisite waivers or consents have been obtained or for which notice was given.  Neither any Target Company nor any of its Subsidiaries has received any written or, to the Sellers’ Knowledge, oral notice from any party to any Material Contract of such party’s intention to terminate such Material Contract.

6.16        Compliance with Laws.  The Target Companies and their respective Subsidiaries are, and since the Reference Date have been, in compliance in all material respects with all applicable Laws and all Orders of any Governmental Authority applicable to the Target Companies and/or their respective Subsidiaries.  None of the Target Companies or any of their respective Subsidiaries have received since the Reference Date, nor is there any basis for, notice of any order, complaint or other communication from any Governmental Authority or any other Person that such Target Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it.  The Target Companies and their respective Subsidiaries have all material permits, certificates, licenses, approvals and other authorizations required under applicable Laws or necessary in connection with the conduct of their respective businesses.

6.17        Labor Matters.

(a)         Except as set forth in Section 6.17(a) of the Disclosure Schedules, (a) the Target Companies and their respective Subsidiaries are, and since the Reference Date have been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices and terms and conditions of employment including, without limitation, any Laws relating to wages and hours (including minimum wage and overtime), child labor, withholdings and deductions, classification and payment of employees and independent contractors, employment equity, nondiscrimination, non-harassment and non-retaliation in employment, occupational health and safety, worker’s compensation, continuation coverage under group health plans, employment eligibility and immigration; (b) since the Reference Date, there has not been any unfair labor practice charge or complaint against the Target Companies or any of their respective Subsidiaries pending before the National Labor Relations Board or similar labor relations Governmental Authority; (c) there is no labor strike, slowdown, work stoppage, lockout or similar material labor dispute in effect or, to the Sellers’ Knowledge, threatened against the Target Companies or any of their respective Subsidiaries, and the Target Companies and their respective Subsidiaries have not experienced any such labor strike, slowdown, work stoppage, lockout or similar material labor dispute since the Reference Date; (d) since the Reference Date, there has not been any material charge or complaint pending against the Target Companies or any of their respective Subsidiaries before the Equal Employment Opportunity Commission or any similar state, local or foreign agency responsible for the prevention of unlawful employment practices; (e) none of the Target Companies or any of their respective Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority with respect to employees or employment practices; (f) since the Reference Date, there has not been any Proceeding relating to, or, to the Sellers’ Knowledge, any act or allegation of or relating to, any sex-based discrimination, sexual harassment or sexual misconduct policy of the Target Companies or any of their respective Subsidiaries relating to the foregoing, in each case involving any Target Company or Subsidiary thereof or any current or former Service Provider, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor, to the Sellers’ Knowledge, has any such Proceeding been threatened, (g) the Target Companies and their respective Subsidiaries will not have any obligation under any Company Benefit Plan or severance policy, agreement, plan or program as a result of the transactions contemplated hereunder; (h) none of the Target Companies or their respective Subsidiaries is or has been a party to or bound by, or is negotiating in connection with entering into, any collective bargaining agreement, no employees of the Target Companies or their respective Subsidiaries are represented by any union, works council or other labor organization and no union organization campaign is, or since the Reference Date has been, pending or, to the Sellers’ Knowledge, threatened, and neither the consent of or consultation with, nor the rendering of formal advice by, any labor or trade union, works council or other labor organization is required for the Sellers to enter into this Agreement or to consummate the transactions contemplated hereunder; and (i) the Target Companies and their respective Subsidiaries are, and since the Reference Date have been, in compliance in all material respects with their respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local law (collectively, the “WARN Act”) and have no liabilities or other obligations thereunder and none of the Target Companies or any of their respective Subsidiaries has taken any action that would reasonably be expected to cause Buyer or any of its Affiliates to have any liability or other obligation following the Closing Date under the WARN Act.

(b)          Section 6.17(b) of the Disclosure Schedules sets forth, for each Service Provider, as applicable and to the extent permitted by applicable Law, such Service Provider’s name or employee identification number, employer, title, hire date (and any other applicable service crediting date), location, whether full- or part-time, whether active or on leave (and if on leave, the nature of the leave and expected return date), whether exempt from the Fair Labor Standards Act (or any similar local law), annual salary or wage rate, most recent annual bonus received and current bonus opportunity.

(c)         To the Sellers’ Knowledge, no Service Provider is a party to, or is otherwise bound by, any enforceable written agreement, including any confidentiality noncompetition, nonsolicitation or proprietary rights agreement, that in any way materially or adversely affects or is reasonably likely to materially or adversely affect: (i) the performance of any such Service Provider’s duties as a service provider to the Target Companies or any of their respective Subsidiaries or (ii) the ability of the Target Companies or any of their respective Subsidiaries to conduct its business, whether before or after the Closing Date.

(d)          No Service Provider with annual compensation in excess of $200,000 has indicated to the Target Companies or any of their respective Subsidiaries in writing or, to the Sellers’ Knowledge, orally, that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

6.18      Environmental Matters.  Except as set forth in Section 6.18 of the Disclosure Schedules, (a) there are no Environmental Claims with respect to the respective businesses of the Target Companies and their respective Subsidiaries pending or, to the Sellers’ Knowledge, threatened in writing against the Target Companies or any of their respective Subsidiaries or relating to the current or former operations, products, assets or properties of the Target Companies or their Subsidiaries; (b) since the Reference Date, neither the Target Companies nor any of their Subsidiaries has contractually assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to any liabilities or obligations that would reasonably be expected to form the basis of an Environmental Claim against the Target Companies or any of their Subsidiaries (c) the Target Companies and their respective Subsidiaries are (with respect to the respective businesses of the Target Companies and their respective Subsidiaries), and since the Reference Date have been, in compliance in all material respects with all applicable Environmental Laws, and neither the Target Companies nor any of their Subsidiaries has received any written or, to the Sellers’ Knowledge, oral communication since the Reference Date that alleges that any Target Company or any of its Subsidiaries is not in compliance in any material respect with, or has material liability under, any applicable Environmental Law, the subject of which is unresolved; and (d) the Target Companies and their respective Subsidiaries have obtained, and are in compliance with, all material governmental environmental permits required under Environmental Laws for the operation of the respective businesses of the Target Companies and their respective Subsidiaries as currently operated, and all such permits are valid and in good standing and, since the Reference Date, neither any Target Company nor any of its Subsidiaries has received written notice relating to the revocation or modification of any such permit or that any such permit has not been materially complied with by the Target Companies or any of their Subsidiaries, the subject of which is unresolved.

6.19        Insurance.

(a)        Set forth in Section 6.19(a) of the Disclosure Schedules is a list of all policies of property, fire and casualty, product liability, general liability, workers’ compensation and other forms of insurance, including the name of the insurer, policy number and liability limits, held by the Target Companies and their respective Subsidiaries with respect to the respective businesses of the Target Companies and their respective Subsidiaries.  Copies of such policies have been made available to Buyer.

(b)         (i) The policies listed in Section 6.19(a) of the Disclosure Schedules are in full force and effect and are free from any right of termination on the part of the insurance carriers, (ii) all premiums and retained losses within deductibles or self-insured retentions due with respect thereto have been paid or accrued, and the Target Companies and their respective Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such coverages, (iii) excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy of the Target Companies or any of their Subsidiaries has been cancelled by any insurer since the Reference Date, (iv) no written or, to the Sellers’ Knowledge, oral notice of termination or cancellation has been received by the Target Companies or any of their respective Subsidiaries with respect to any such policy, (v) no written or, to the Sellers’ Knowledge, oral notice has been received by the Target Companies or any of their respective Subsidiaries that indicates that material changes in any such policy are required as a condition to the continuation of coverage under, or renewal of, any such policy, (vi) since the Reference Date, the activities and operations of the Target Companies and their respective Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies, (vii) the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not cause a cancellation or reduction in the coverage of such policies and (viii) except as set forth in Section 6.19(b) of the Disclosure Schedules, since the Reference Date, neither the Target Companies nor any of their respective Subsidiaries has made any claims on existing insurance policies, including business interruption insurance, as a result of COVID-19.

6.20        Affiliate Transactions.

(a)          Except as set forth in Section 6.20(a) of the Disclosure Schedules, no Related Party of the Sellers or of the Target Companies or any of their respective Subsidiaries (other than the Target Companies and any of their respective Subsidiaries) (any Contract evidencing the terms of any of the following, each, an “Affiliate Agreement”): (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of any Target Company or any of its Subsidiaries or their business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that any Target Company or any of its Subsidiaries uses or has used in or pertaining to the business of any Target Company or any of its Subsidiaries; (iii) has or has had any business dealings or a financial interest in any transaction with any Target Company or any of its Subsidiaries or involving any assets or property of any Target Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms that are not material to the Target Company or any of its Subsidiaries; or (iv) is or has been employed by any Target Company or any of its Subsidiaries, in each case, except for (A) reimbursement obligations for directors and officers of the Target Companies and their respective Subsidiaries for travel, business or relocation expenses or other employment-related purposes in the ordinary course of business, (B) customary employment or consulting arrangements in the ordinary course of business, (C) any Company Benefit Plan, or (D) the direct or indirect ownership of Company Units.

(b)         Except as set forth in Section 6.20(b) of the Disclosure Schedules, there are no outstanding notes payable to, accounts receivable from or advances by any Target Company or any of its Subsidiaries to, and no Target Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Affiliate of the Sellers or any Target Company or any of its Subsidiaries.

6.21          Brokers.  Except for Raymond James & Associates, Inc., the fees and expenses of which will constitute Transaction Expenses and be paid at Closing, no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees from the Target Companies or their respective Subsidiaries in connection with the transactions contemplated hereby by reason of any action taken by the Target Companies, their respective Subsidiaries or any of their respective directors, managers, officers, employees, representatives or agents.  The Sellers have made available to Buyer a complete and correct copy of all agreements between any Target Company or any of its Subsidiaries, on the one hand, and Raymond James & Associates, Inc., on the other hand (subject to customary redactions of certain terms of such agreement).

6.22        Customers and Vendors.

(a)         Section 6.22(a) of the Disclosure Schedules sets forth the ten (10) largest customers of the Target Companies and their Subsidiaries on a consolidated basis based on total sales during the year ending December 31, 2022 and the year-to-date period ended on the Latest Balance Sheet Date. None of the customers required to be listed on Section 6.22(a) of the Disclosure Schedules has notified the Target Companies or any of their Subsidiaries in writing that it (i) has ceased or substantially reduced, or will cease or substantially reduce, the use of products or services of the Target Companies or their Subsidiaries, (ii) has sought, or is seeking, to reduce the price it will pay for the products or services of the Target Companies or their Subsidiaries in any material respect or (iii) intends to terminate or materially and adversely modify its relationship with the Target Companies or any of their Subsidiaries.

(b)          Schedule 6.22(b) of the Disclosure Schedules sets forth the ten (10) largest vendors of the Target Companies and their Subsidiaries on a consolidated basis during the year ending December 31, 2022 and the year-to-date period ended on the Latest Balance Sheet Date. None of the vendors required to be listed on Schedule 6.22(b) of the Disclosure Schedules has notified the Target Companies or any of their Subsidiaries in writing that it (i) will not sell supplies or services to the Target Companies or any of their Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to such Target Company or its Subsidiaries, subject to general and customary or industry-wide price increases or (ii) intends to terminate or materially and adversely modify its relationship with the Target Companies or any of their Subsidiaries.

6.23          No Illegal Payments.

(a)          Since the Reference Date, neither the Target Companies nor any of their Subsidiaries nor any of the Target Companies or any of their Subsidiaries’ equityholders, directors, managers, officers, employees or agents, has (i) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, vendor, customer, Governmental Authority or employee or other Person who was, is or may be in a position to help or hinder the Target Companies or any of their Subsidiaries (or assist in connection with any actual or proposed transaction) or (ii) made or agreed to make, for the purposes of helping the Target Companies or any of their Subsidiaries, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office.

(b)         Since the Reference Date, neither the Target Companies nor any of their Subsidiaries nor any of their respective officers, managers, directors, agents, distributors, employees or other Persons acting on behalf of the Target Companies or any of their Subsidiaries has, directly or indirectly, taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977 or any rules or regulations thereunder or any similar anticorruption or antibribery legal requirements applicable to the Target Companies or their Subsidiaries in any jurisdiction other than the United States (each as amended) (collectively, the “FCPA”).  Neither the Target Companies nor any of their Subsidiaries has any action pending or, to the Sellers’ Knowledge, threatened under the FCPA.

6.24        Managers, Directors and Officers.  Section 6.24 of the Disclosure Schedules sets forth a list of the managers or directors (as applicable) and officers of each of the Target Companies and each of their Subsidiaries.

6.25      Permits.  Section 6.25 of the Disclosure Schedules sets forth a list of all certificates, licenses, permits, registrations, or other authorizations and approvals issued or granted by any Governmental Authority (“Permits”) to any Target Company or any of its Subsidiaries that are necessary for or used in the operation of, and are material to, the business of the Target Companies and their respective Subsidiaries.  Except as set forth in Section 6.25 of the Disclosure Schedules, (a) all such Permits are validly held by a Target Company or a Subsidiary of a Target Company, and the applicable Target Company or Subsidiary is, and since the Reference Date has been, in compliance in all material respects with all terms and conditions thereof, (b) since the Reference Date, neither any Target Company nor any of its Subsidiaries has received written notice of any suit, action, claim or proceeding relating to the revocation or modification of any such Permits, (c) none of such Permits would reasonably be expected to be subject (by its express terms) to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, (d) the Target Companies and their respective Subsidiaries possess all material Permits necessary to own or hold under lease and operate their respective assets and to conduct their respective businesses, and (e) no material Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of any Target Company or its Subsidiaries.

6.26        No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES V AND VI (AS MODIFIED BY THE DISCLOSURE SCHEDULES), NO SELLER OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE TARGET COMPANIES, THEIR RESPECTIVE SUBSIDIARIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND ANY OTHER EQUITY, ASSETS, RIGHTS OR OBLIGATIONS TO BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED AND DELIVERED HEREUNDER OR PURSUANT HERETO, AND EACH OF THE SELLERS DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES V AND VI (AS MODIFIED BY THE DISCLOSURE SCHEDULES), THE SELLERS HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER, ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES OR ANY OTHER PERSON).

ARTICLE VII
REPRESENTATIONS AND WARRANTIES REGARDING PARENT AND BUYER

Parent and Buyer represent and warrant to the Sellers as follows:

7.1         Organization; Good Standing; Power.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York.  Each of Parent and Buyer has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which Parent or Buyer, as applicable, is a party and to consummate the transactions contemplated hereby and thereby.

7.2         Authority.  This Agreement has been, and each other Transaction Document to which Parent or Buyer is a party will be, duly authorized by all necessary company power or other action of Parent or Buyer, as applicable, and this Agreement has been, and each other Transaction Document to which Parent or Buyer is a party will be, duly executed and delivered by Parent or Buyer, as applicable, and constitutes or will constitute a valid and legally binding obligation of Parent or Buyer, enforceable against Parent or Buyer, as applicable, in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

7.3          No Violation; Consents and Approvals.

(a)         The execution and delivery by Parent and Buyer of this Agreement and the other Transaction Documents to which it is party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of the Fundamental Documents of Parent or Buyer, (ii) any Order applicable to Parent or Buyer or the property or assets of Parent or Buyer or (iii) any Law applicable to Parent or Buyer or the property or assets of Parent or Buyer or (b) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of its properties under, any material contract to which Parent or Buyer is a party or by which Parent or Buyer or any of their respective assets may be bound, except, in each case, as would not, individually or in the aggregate, reasonably be expected to impair Parent’s or Buyer’s ability to consummate the transactions contemplated hereby.

(b)         No Governmental Approval is required to be obtained or made by or with respect to Parent or Buyer in connection with the consummation of the transactions contemplated hereby, except as would not, individually or in the aggregate, reasonably be expected to impair Parent’s or Buyer’s ability to consummate the transactions contemplated hereby.

(c)         Parent has provided the Sellers a correct and complete copy of the SIA.  The SIA is a valid and binding obligation of Parent and, to the knowledge of Parent, the other party thereto, and is in full force and effect and is enforceable by such Parent in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity)).

7.4         Litigation.  There are no Proceedings pending or, to the knowledge of Parent or Buyer, threatened against Parent or Buyer or affecting its assets, at Law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, that are reasonably likely to impair Parent’s or Buyer’s ability to consummate the transactions contemplated hereby.

7.5        Solvency.  Immediately after giving effect to the Blocker Sale, the Company Sale and the consummation of the other transactions contemplated by this Agreement, and assuming that the representations and warranties of the Sellers contained in this Agreement are true and correct in all material respects:

(a)          the fair saleable value (determined on a going concern basis) of the assets of the Target Companies and their respective Subsidiaries shall be greater than the total amount of their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(b)          the Target Companies and their respective Subsidiaries shall be able to pay their debts and obligations in the ordinary course of business as they become due; and

(c)          the Target Companies and their respective Subsidiaries shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

7.6         Brokers.  No broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Parent or Buyer or any of their respective partners, directors, managers, officers, employees, representatives or agents.

7.7       Share Consideration.  The Share Consideration being delivered by Parent hereunder is and shall be duly authorized and validly issued, fully paid and nonassessable.  Following the issuance of the Share Consideration, the Sellers shall acquire good and valid title to the Share Consideration, free and clear of any Lien other than Liens created by the Sellers or applicable securities Laws.  The Share Consideration will be issued in compliance in all material respects with all applicable federal and state securities Laws, other than Laws imposed on the Sellers.

7.8          SEC Filings.

(a)          All reports, schedules, forms, registration statements and other documents required to be filed by Parent with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2023, as amended prior to the date of this Agreement (together with any documents furnished during such period by Parent to the SEC on a voluntary basis on Current Reports on Form 8‑K, collectively, the “Parent SEC Documents”), have been filed and complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Exchange Act applicable to such Parent SEC Documents.  The Parent SEC Documents, when read together, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  There are no outstanding or unresolved comments received from the SEC or its staff with respect to the Parent SEC Documents.

(b)          The consolidated financial statements of Parent included or incorporated by reference in the Parent SEC Documents comply, as of their respective dates and, if amended, as of the date of the last such amendment, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, the absence of notes and other adjustments described therein).

7.9          WKSI.  Parent is a “well-known seasoned issuer” as such term is defined under Rule 405 under the Securities Act.

7.10      Investigation.  EACH OF PARENT AND BUYER ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING THE BLOCKER SHARES, THE COMPANY UNITS, THE TARGET COMPANIES AND THEIR RESPECTIVE SUBSIDIARIES, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED AND DELIVERED HEREUNDER OR PURSUANT HERETO, AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ACCESS TO, SUCH INFORMATION ABOUT THE BLOCKER SHARES, THE COMPANY UNITS, THE TARGET COMPANIES AND THEIR RESPECTIVE SUBSIDIARIES AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED AND DELIVERED HEREUNDER OR PURSUANT HERETO, AS IT HAS REQUESTED, AND THE PROJECTIONS.  EACH OF PARENT AND BUYER FURTHER ACKNOWLEDGES AND AGREES THAT (I) (A) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY THE SELLERS WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, (B) NONE OF THE SELLERS, THE TARGET COMPANIES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSONS HAVE MADE ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PROJECTIONS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES V AND VI (AS MODIFIED BY THE DISCLOSURE SCHEDULES), AND (C) PARENT AND BUYER HAVE NOT RELIED UPON ANY OTHER REPRESENTATIONS, WARRANTIES OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF THE SELLERS, THE TARGET COMPANIES AND THEIR RESPECTIVE SUBSIDIARIES, AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSONS, INCLUDING THE PROJECTIONS OR ANY INFORMATION PROVIDED BY OR THROUGH THEIR FINANCIAL ADVISORS, INCLUDING THAT INFORMATION PROVIDED IN MANAGEMENT PRESENTATIONS, DATA ROOMS OR OTHER DUE DILIGENCE INFORMATION, (II) ANY CLAIMS PARENT OR BUYER MAY HAVE FOR BREACH OF REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS SET FORTH IN ARTICLE V HEREOF AND THE REPRESENTATIONS AND WARRANTIES REGARDING THE TARGET COMPANIES AND THEIR RESPECTIVE SUBSIDIARIES SET FORTH IN ARTICLE VI HEREOF (AS MODIFIED BY THE DISCLOSURE SCHEDULES), AND (III) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PARENT AND BUYER SHALL ACQUIRE THE BLOCKER SHARES, THE COMPANY UNITS AND THE TARGET COMPANIES AND THEIR RESPECTIVE SUBSIDIARIES WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN “AS IS” CONDITION AND ON A “WHERE IS” BASIS.  PARENT AND BUYER AGREE THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE THE PROJECTIONS, THAT PARENT AND BUYER ARE FAMILIAR WITH SUCH UNCERTAINTIES, THAT PARENT AND BUYER ARE TAKING FULL RESPONSIBILITY FOR MAKING THEIR OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY PARENT OR BUYER ON SUCH PROJECTIONS SHALL BE AT ITS SOLE RISK.

7.11          No Other Representations or Warranties

.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE VII, NEITHER PARENT NOR BUYER MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ITSELF, ITS SUBSIDIARIES, THE TASK TRANSACTION OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY PARENT, BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON.

ARTICLE VIII
COVENANTS OF THE PARTIES

8.1          Access to Information; Confidentiality.

(a)         From and after the Closing Date, (i) to the extent necessary for the preparation of financial statements, regulatory filings or Tax returns of the Sellers or their Affiliates, or (ii) to the extent required in connection with any Proceeding (other than any Proceeding involving Buyer or any of its Affiliates), Buyer shall give the Seller Representative and its agents and authorized representatives reasonable access to all offices, facilities, books and records, officers, employees and advisors of the Target Companies and their respective Subsidiaries as the Seller Representative may reasonably request (upon reasonable prior notice) during normal business hours; provided, however, that Buyer is not under any obligation to disclose to the Seller Representative or any such representative any information the disclosure of which would compromise any applicable privilege (including the attorney-client privilege); provided, further that, in the case of foregoing, Buyer shall use commercially reasonable efforts to enter into alternative arrangements to provide the Seller Representative with such access or information.  The Seller Representative covenants that any investigation shall be conducted in such a manner as not to unreasonably disrupt the normal operations of the Target Companies and their respective Subsidiaries.

(b)         The parties hereto agree that as of the date hereof, all rights and obligations under that certain Confidentiality Agreement, dated as of October 8, 2023, between Parent and the Target Companies (the “Confidentiality Agreement”), are hereby terminated.

(c)          Notwithstanding anything contained in this Agreement to the contrary herein, Buyer, each Seller, Longshore Capital Partners and their respective Affiliates may disclose this Agreement, the Transaction Documents and its and their terms and conditions (x) to their limited partners, advisors, members or other investors or potential investors; provided, however, that, in each case, the recipient is informed of the confidential nature of such information and agrees or is otherwise obligated to keep such information confidential and (y) to the extent disclosure may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (provided, that the parties hereto shall be entitled to make public statements with respect to this Agreement or the transactions contemplated hereby to the extent consistent with prior permitted press releases or public statements).

8.2         Preservation of Records.  From and after the Closing Date, Buyer agrees that it, the Target Companies and their respective Subsidiaries will use commercially reasonable efforts to preserve and keep the records held by them or as of the Closing Date relating to the business of the Target Companies and their respective Subsidiaries for a period of seven (7) years from the Closing Date.

8.3          [Reserved.]

8.4          Public Announcements.

(a)        Subject to Section 8.4(b), the parties hereto shall not issue any report, statement or press release or otherwise make any other public statement with respect to this Agreement and the transactions contemplated hereby without prior consultation with and approval of the other parties except to the extent disclosure is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (provided, that the parties shall be entitled to make public statements with respect to this Agreement or the transactions contemplated hereby to the extent consistent with prior permitted press releases or public statements).

(b)         No later than 5:30 p.m. New York City local time on the first Business Day following the date of this Agreement, Parent shall issue a press release containing all material, non-public information regarding the transactions contemplated by the Transaction Documents and the Task Transaction (the “Disclosed Transactions”) and file a Current Report on Form 8-K describing all material terms of the Disclosed Transactions in the form required by the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder and attaching the Transaction Documents (and analogous documents related to the Task Transaction) as exhibits to such filing (which shall not include schedules or exhibits not customarily filed with the SEC).

8.5          D&O Tail Policy.

(a)        Buyer agrees that all rights of such Persons to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing as provided in the respective Fundamental Documents of the Target Companies and their respective Subsidiaries as now in effect shall survive the Closing and shall continue in full force and effect in accordance with their terms; provided, however, that no director or officer of the Target Companies and their respective Subsidiaries shall be entitled to indemnification thereunder with respect to any claim arising out of this Agreement or the transactions contemplated hereby.

(b)          The Target Companies have obtained (at the expense of Sellers as a Transaction Expense hereunder) as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with respect to claims against directors, managers and officers of the Target Companies, as applicable, arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

8.6          Tax Matters.

(a)          Responsibility for Filing Tax Returns.

(i)          The Seller Representative, at the cost and expense of Sellers, shall prepare, or cause to be prepared, and, to the extent applicable, shall timely file any Pass-Through Tax Return for the Company and any applicable Subsidiary for a Pre-Closing Tax Period (the “Seller Prepared Returns”). Such Seller Prepared Returns shall be prepared on a basis consistent with existing procedures and practices and accounting methods, and, to the extent applicable, the conventions provided in Section 8.6(a)(iv).  At least thirty (30) days prior to the due date of any Seller Prepared Return due after the Closing Date that needs to be signed by any Target Company, the Seller Representative shall submit such Seller Prepared Return to Buyer for Buyer’s review and comment, and shall accept and incorporate all reasonable comments.  In the event Buyer and the Seller Representative are unable to agree on all reasonable comments, the parties shall retain the Accounting Firm to resolve their dispute.  The determination of the Accounting Firm shall be final and binding on all parties.  The cost of the Accounting Firm shall be shared equally by the Sellers, on the one hand, and Buyer, on the other hand.  Buyer shall cause the applicable Target Company to sign and timely file the Seller Prepared Return.

(ii)         Buyer, at its sole cost and expense, shall cause the Target Companies and their respective Subsidiaries to prepare and timely file all Tax Returns of the Target Companies and their respective Subsidiaries due after the Closing Date that are not Seller Prepared Returns.

(iii)        Except as required by Law, Buyer shall not, and shall not allow any Affiliate, Target Company or any of their respective Subsidiaries to, (i) amend, change, file, or re-file, or make or revoke any material Tax election with respect to, any Seller Prepared Return or any other Tax Return of the Target Companies or any of their respective Subsidiaries for a Pre-Closing Tax Period or Straddle Period, (ii) extend or waive the applicable statute of limitations with respect to a Tax of the Target Companies or any of their respective Subsidiaries for a Pre-Closing Tax Period or Straddle Period, or (iii) file any ruling request with any Governmental Authority that relates to Taxes or Tax Returns of the Target Companies or any of their respective Subsidiaries for a Pre-Closing Tax Period or Straddle Period, in each case, without the prior written consent of the Seller Representative (not to be unreasonably conditioned, withheld, or delayed) if such action would reasonably be expected to either materially increase the Tax liability or reduce the amount of either the Tax deductions with respect to any Transaction Deduction allocable to a Pre-Closing Tax Period pursuant to this Agreement.

(iv)         Buyer and the Sellers agree with respect to certain Tax matters as follows:

(A)          That the Company shall terminate under Section 708 of the Code as of the end of the Closing Date and shall file an IRS Form 1065 for the year ending as of the end of the Closing Date, and the Blocker shall have a year ending as of the Closing Date and shall file an IRS Form 1120 for the year ended as of the Closing Date.

(B)         That any income Tax deduction with respect to any Transaction Deduction paid or accrued on or prior to the Closing Date shall be deducted on the Company’s (or its applicable Subsidiaries’) IRS Form 1065 or IRS Form 1120 for the Tax year ending on the Closing Date/for the portion of a Straddle Period ending on the Closing Date.

(C)           For U.S. federal income Tax purposes, to treat the Sellers as selling and Buyer as acquiring interests in the Company.

(D)          That the Target Companies shall timely make an election under Rev. Proc. 2011-29 to deduct seventy percent (70%) of the Transaction Deductions that are success-based fees as defined in Treas. Reg. Section 1.263(a)-5(f).

(E)           To treat (and cause the Target Companies and each of their Subsidiaries to treat) any gains, income, deductions, losses, or other items realized by any Target Company or any of their Subsidiaries resulting from any Buyer Closing Date Transaction as occurring on the day after the Closing Date.

(F)            To treat any indemnification payments as adjustments to the Total Consideration for all relevant Tax purposes.

(G)          To have the Company and any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes make an election under Section 754 of the Code on its IRS Form 1065 for the year including the Closing Date.

(H)          To have the Company and any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes effect a “push-out” election pursuant to Section 6226(a) of the Code (and any analogous provision of applicable state, local, or non-U.S. Law) with respect to any Pre-Closing Tax Period or Straddle Period of the Company or any of its Subsidiaries for which the Partnership Tax Audit Rules apply.

Unless otherwise required by a determination of a Governmental Authority that is final, the parties shall not (and the parties shall cause the Target Companies and their respective Subsidiaries not to) file a Tax Return that is inconsistent with any agreement pursuant to this Section 8.6(a)(iv), and the parties shall not (and the parties shall cause the Target Companies and their respective Subsidiaries not to take any position) during the course of any Tax Contest or other audit or proceedings that is inconsistent with any agreement pursuant to this Section 8.6(a)(iv).

(b)          Straddle Period Tax Returns.  To the extent it is not permitted or required in a jurisdiction to elect to have each Tax year of the Target Companies and their respective Subsidiaries end on the Closing Date, such that the Target Companies and/or any of their respective Subsidiaries is required to file a Tax Return for a Straddle Period, the parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes or items imposed on an annual or periodic basis (including amortization and depreciation deductions), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the applicable Target Company and/or its Subsidiary filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.”  For purposes of the foregoing, (A) any Tax or item of income, gain, loss, deduction or credit resulting from a Buyer Closing Date Transaction shall be allocated to the portion of the Straddle Period beginning on the day after the Closing Date and (B) any item of deduction attributable to any Transaction Deductions shall be deducted consistent with the conventions set forth in Section 8.6(a).

(c)          Cooperation on Tax Matters.  The Seller Representative and Buyer shall (and Buyer and the Sellers shall cause the Target Companies and their respective Subsidiaries to) (i) assist in the preparation and timely filing of any Tax Return of the Target Companies and their respective Subsidiaries; (ii) assist in any audit or other proceeding with respect to the Tax Returns or Taxes of the Target Companies and their respective Subsidiaries; (iii) make available any information, records or other documents relating to any Taxes or Tax Returns of the Target Companies and their respective Subsidiaries; (iv) provide any information required to allow the Sellers, Buyer, the Target Companies and their respective Subsidiaries to comply with any information reporting contained in the Code or other applicable Laws; and (v) provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(d)          Transfer Taxes.  Any documentary, stamp, stock transfer or similar Tax imposed on the Target Companies or their respective Subsidiaries or the Sellers as a result of the transactions contemplated by this Agreement and any related penalties or interest (collectively, “Transfer Taxes”) shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Sellers.

(e)          Tax Contests.  If any Governmental Authority issues to Buyer, any Seller, any of the Target Companies or their respective Subsidiaries (A) a notice of its intent to audit or conduct another proceeding with respect to a Tax Return or Taxes of any of the Target Companies or any of their respective Subsidiaries for any Pre-Closing Tax Period or Straddle Period or (B) a notice of deficiency for Taxes for any such period, each of Buyer and Seller Representative shall notify the other party of its receipt of such communication from the Governmental Authority within ten (10) days of receipt and provide the other party with copies of all correspondence and other documents received from the Governmental Authority.  The Buyer, at its sole cost and expense, shall control (including the settlement or resolution thereof, the selection of counsel, any tax election, and the designation of the “partnership representative,” as applicable, but subject in all cases to the provisions of this Section 8.6(e)) any audit or other proceeding in respect of any Taxes or Tax Returns of the Target Companies and their respective Subsidiaries (a “Tax Contest”).  To the extent that such Tax Contest relates to a Pre-Closing Tax Period or Straddle Period and any Seller may be liable for any Tax liability resulting from such Tax Contest, Buyer shall (and shall cause the Target Companies and their respective Subsidiaries to) (1) promptly take all actions necessary to keep Seller Representative reasonably informed regarding the status of such Tax Contest; (2) promptly take all actions necessary to allow the Seller Representative, at Sellers’ sole cost and expense, to participate in such Tax Contest; (3) not, and cause the Target Companies and their respective Subsidiaries not to, settle, resolve or abandon such Tax Contest (whether or not the Seller Representative participates in such Tax Contest) without the prior written consent of the Seller Representative (which shall not be unreasonably withheld, delayed or conditioned).

(f)          Total Consideration Allocation.

(i)          Within ninety (90) days of the determination of the Final Working Capital, as finally determined, Buyer shall provide to the Seller Representative a schedule allocating the portion of the Total Consideration (along with any liabilities or other amounts treated for U.S. federal income Tax purposes as) paid for the equity interests in the Company (other than the Blocker Shares) among the assets of the Company and its Subsidiaries (the “Total Consideration Allocation Schedule”).  The Total Consideration Allocation Schedule shall be prepared in accordance with the applicable provisions of the Code and consistent with the methodologies set forth in Section 8.6(f) of the Disclosure Schedules.  If within thirty (30) days of receiving the Total Consideration Allocation Schedule, the Seller Representative has not objected, the Total Consideration Allocation Schedule shall be final and binding.  If within thirty (30) days the Seller Representative objects to the Total Consideration Allocation Schedule, the Seller Representative and Buyer shall cooperate in good faith to resolve their differences; provided, that if after thirty (30) days, the Seller Representative and Buyer are unable to agree, the parties shall retain the Accounting Firm to resolve their dispute; provided, that the Accounting Firm utilize the methodologies for determining fair market value as set forth on Section 8.6(f) of the Disclosure Schedules.  The determination of the Accounting Firm shall be final and binding on all parties.  The cost of the Accounting Firm shall be shared equally by the Sellers, on the one hand, and Buyer, on the other hand.  Buyer and the Seller Representative shall make appropriate adjustments to the Total Consideration Allocation Schedule to reflect changes in the Total Consideration.

(ii)          The parties shall file all Tax Returns (and cause their respective Affiliates and Persons that are treated as owning the equity of any of the Target Companies for income Tax purposes to file all Tax Returns) consistently with the Total Consideration Allocation Schedule (as appropriately adjusted) and shall not take any position during the course of any audit or other legal Proceeding that is inconsistent with such schedules, unless required by a determination of an applicable Governmental Authority that is final.

8.7          Employee Matters.

(a)          For a period of one (1) year following the Closing Date, Buyer shall, and shall cause the Target Companies and their respective Subsidiaries to, provide each Continuing Employee with (i) base salary or base wages (as applicable) that are at least equal to the base salary or base wages in effect for such employee immediately prior to the Closing; (ii) target annual cash bonus opportunities that are substantially no less favorable than the target annual cash bonus opportunities in effect for such employee immediately prior to the Closing; and (iii) employee benefits (excluding equity or equity-based or other long-term incentive compensation, retention, change in control or transaction-based compensation, and nonqualified deferred compensation, defined benefit pension and retiree health or welfare benefits) that are no less favorable, in the aggregate, (A) to such employee benefits provided by the Target Companies or their respective Subsidiaries, as applicable, immediately prior to the Closing or (B) to such employee benefits provided by Buyer to its similarly situated employees.

(b)          As of and following the Closing, Buyer shall, and shall cause the Target Companies and their respective Subsidiaries to, (i) use commercially reasonable efforts to waive all limitations as to any pre-existing condition or waiting periods under the applicable employee benefit plans, programs or arrangements of Buyer with respect to participation and coverage requirements applicable to each employee under any such plans, programs and arrangements that such employee may be eligible to participate in as of and after the Closing, other than limitations or waiting periods that are already in effect with respect to such employee and that have not been satisfied as of the Closing under any analogous Company Benefit Plan; (ii) give each employee full credit for purposes of eligibility and vesting under any employee benefit plan, program or arrangement, and full credit for purposes of accrual of benefits under any such plans, programs or arrangements providing severance or vacation benefits, of Buyer that such employee may be eligible to participate in as of and after the Closing for such employee’s service with any of the Target Companies or their respective Subsidiaries to the same extent that such service was credited for purposes of any analogous Company Benefit Plan immediately prior to the Closing (except to the extent that such credit would result in the duplication of benefits); and (iii) use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the analogous health and welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate as of and after the Closing.

(c)          Nothing herein shall (i) be construed to create any third-party beneficiary rights in any Person (including any current or former Service Provider or any dependent or beneficiary thereof), or any right of any Person to employment or continued employment for any specified period or to a particular term or condition of employment; or (ii) be construed as an amendment, modification or waiver of any Company Benefit Plan, or constitute the establishment of any other employee benefit or compensation plan, program, policy, agreement or other arrangement.

(d)         The applicable Target Companies or their Subsidiaries have: (i) terminated any Company Benefit Plan intended to qualify as a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (collectively, the “Company 401(k) Plan”); (ii) made all employee and employer contributions to the Company 401(k) Plan for all periods of service prior to the Closing Date, including such contributions that would have been made had the transactions contemplated by this Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Date; (iii) one hundred percent (100%) vested all participants under the Company 401(k) Plan; such termination, contributions and vesting to be effective no later than the Business Day preceding the Closing Date; and (iv) provided Buyer with evidence that the Company 401(k) Plan has been terminated effective no later than the Business Day prior to the Closing Date pursuant to resolutions duly adopted by the appropriate governing body of the applicable Target Company or Subsidiary thereof, which such resolutions Buyer has had opportunity to review and comment on.  With respect to any Company 401(k) Plan terminated upon Buyer’s request, Buyer shall cause one or more defined contribution plans maintained by Buyer or its Affiliates that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (as applicable, the “Buyer 401(k) Plan”) to allow each Continuing Employee to make a “direct rollover” to the Buyer 401(k) Plan of the account balances (including any outstanding loans under the Company 401(k) Plan) of such Continuing Employee under the Company 401(k) Plan in which such Continuing Employee participated prior to the Closing if such direct rollover is elected in accordance with applicable law by such Continuing Employee.

8.8          Release.

(a)          Sellers Release.

(i)          Each Seller (on behalf of itself, its Affiliates and Subsidiaries, and such person’s past, present and future agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through such Seller) (collectively, the “Seller Releasors”) hereby absolutely, irrevocably and unconditionally (i) releases and forever discharges Buyer, the Target Companies and their respective Affiliates, and their respective current and former direct and indirect members, managers, officers, directors, stockholders, partners, employees, agents, attorneys, representatives, successors and assigns, and each of them (collectively, the “Buyer Released Parties”), from any and all claims (including any derivative claim on behalf of any Person), Proceedings, expenses, charges, complaints, causes of action, suits, arbitrations, debts, damages, losses, costs, liabilities, obligations and claims of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, and whether at law or in equity, that such Seller has, had, or may have, in any capacity, against any Buyer Released Party, whether directly or derivatively through another Person, arising contemporaneously with or prior to the transactions contemplated by this Agreement, or on account of, arising out of or related to any act, omission, transaction, matter, cause or event occurring contemporaneously with or up to and including the Closing Date arising out of or related to the Target Companies, their respective Affiliates and their respective officers, directors and representatives and (ii) agrees not to bring or threaten to bring or otherwise join in any claim against any of the Buyer Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances relating to the Target Companies or any of their respective Subsidiaries which existed on or prior to the Closing Date, including any claims relating to the entry into this Agreement; provided, however, that the foregoing shall not apply to (A) any rights expressly set forth in this Agreement or any other agreement or certificate contemplated to be delivered hereunder, (B) ordinary course payments of compensation and benefits in connection with such Seller Releasor’s employment with the Target Companies, (C) as set forth on Section 8.8(a) of the Disclosure Schedules, (D) any rights to indemnification or exculpation under the Fundamental Documents of the Target Companies and their respective Subsidiaries (other than Actual Fraud or in connection with the transactions contemplated by this Agreement) and (E) any rights under any “tail” insurance policy obtained by the Target Companies pursuant to Section 8.5(b) of this Agreement or other similar insurance policy benefitting pre-Closing directors and officers of the Target Companies (collectively, clauses (A) – (E), the “Surviving Rights”).

(ii)          Without limiting the generality of the foregoing, each Seller Releasors waives all rights under, and acknowledges and agrees that it has read and understands and has been fully advised by its attorneys as to the contents of, Section 1542 of the Civil Code of the State of California, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(iii)          Each Seller Releasor understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement.  Each Seller Releasor acknowledges that Buyer will be relying on the waiver and release provided in this Section 8.8(a) in connection with entering into this Agreement and that this Section 8.8(a) is intended for the benefit of, and to grant third party rights to each Buyer Released Party to enforce this Section 8.8(a).

(b)          Effective as of immediately prior to the Closing, except (x) as set forth on Section 8.8(b) of the Disclosure Schedules, (y) with respect to ordinary course employment arrangements or (z) the Surviving Rights, all obligations, liabilities, rights, Contract, agreement, transaction or other arrangement (including all Affiliate Agreements) between the Target Companies, on the one hand, and any Seller or any Related Party of any Seller or any Target Company (other than any other Target Company), on the other hand, shall be automatically terminated, without any action required on part of any party, for no consideration and with no continuing liability or obligations of any Target Company.

8.9         RWI Policy.  Buyer shall not, without the prior written consent of the Seller Representative, amend Section VIII(B) (Subrogation) of the RWI Policy in a manner that is, or would reasonably be expected to be, adverse to the Sellers, any of their respective Affiliates, or any officer, director, employee or representative of any of the foregoing persons.

8.10        Confidentiality.  Each Seller acknowledges that it has or may have had access to Confidential Information (as defined below) and that such Confidential Information does and will constitute valuable, special and unique property of Buyer.  Each Seller agrees that from and after the Closing Date for a period of five (5) years, no Seller will, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or its Affiliates, or use or otherwise exploit for any Seller’s own benefit or for the benefit of anyone other than Buyer or its Affiliates, any Confidential Information.  The Sellers shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, the applicable Seller shall, to the extent permitted by applicable law, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order at Buyer’s sole cost and expense.  For purposes of this Agreement, “Confidential Information” shall mean any confidential information with respect to Parent, Buyer, the Target Companies and their respective Subsidiaries, including, without limitation, methods of operation, customers, and customer lists, products, services, proposed products or services, former products or services, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.  The term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is, was or becomes available to the public other than as a result of a breach of this Agreement by any Seller, (ii) is, was or becomes available to any Seller after the date hereof on a non-confidential basis from a source that is not bound by an obligation of confidentiality with respect thereto, or (iii) is independently developed by any Seller after the date hereof without use of or reference to any Confidential Information.

8.11        Registration Rights.

(a)          As soon as practicable following the Closing, but in any event within three (3) Business Days after the Closing (the “Filing Date”), Parent shall file a registration statement  (which shall be an automatic shelf registration statement that is effective automatically upon filing such registration statement with the SEC if Parent meets the definition of “well-known seasoned issuer” at the time of filing or if Form S-3 is not available for purposes of registering the resale of the Share Consideration, then on such other form under the Securities Act then available to Parent, including, if necessary, Form S-1 (the “Form S-3”) with respect to the resale of the Share Consideration.  Without limiting the obligations of Parent in the preceding sentence, if the Form S-3 is not automatically effective on the Filing Date, Parent shall use commercially reasonable efforts to ensure that the Form S-3 is declared effective under the Securities Act as soon as practicable thereafter and promptly notify the Seller Representative that the Form S-3 has been declared effective.  After effectiveness of the Form S-3 (or upon filing of the Form S-3, in the case of an automatic shelf registration statement that is effective automatically upon filing), Parent shall use commercially reasonable efforts to prepare and file with the SEC such amendments and post-effective amendments to the Form S-3, such supplements to the prospectus in the Form S-3, and such replacement registration statements on the Form S-3, as may be reasonably requested by the Seller Representative or as may be required by the rules, regulations or instructions applicable to the Form S-3 or by the Securities Act or rules and regulations thereunder to keep the Form S-3 effective for the resale of the Share Consideration, until all Registrable Securities registered thereunder have ceased to be Registrable Securities.

(b)         Following the written request of the Seller Representative delivered no later than one year following the Closing, Parent shall use commercially reasonable efforts to facilitate as promptly as practicable and cooperate with the Seller Representative and the Sellers in connection with one (1) underwritten offering of the Share Consideration undertaken by the Sellers, which shall include, without limitation, (i) cooperating and assisting in any filings required to be made with the Financial Industry Regulatory Authority, Inc. and in the performance of any due diligence investigation by any underwriter in an underwritten offering (ii) entering into customary agreements (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to lock-ups, indemnification and contribution in customary form) and taking all other customary and appropriate actions in order to expedite or facilitate the disposition of Registrable Securities, including obtaining customary opinions of counsel to Parent and customary “cold comfort” letters from Parent’s independent registered public accounting firm and (iii) making available senior executives of Parent to participate in customary virtual “roadshow” presentations that may be reasonably requested by the underwriter in such underwritten offering; provided, that (i) the Sellers shall bear all reasonable and documented costs and expenses of Parent and its Affiliates associated with, or related to, such offering in an amount not to exceed $100,000 for the Sellers in the aggregate (and any such costs and expenses that remain unpaid as of the consummation of such offering shall be paid to Parent upon the consummation of such offering) and (ii) Parent shall not be required to take any action in connection with such offering that would result in Parent violating any applicable Law or NYSE rule.

(c)          In connection with the Form S-3, Parent shall (i) pay all costs and expenses in connection with such registration including all registration and filing fees, expenses of any audits incident to or required by any such registration, fees and expenses of complying with securities and “blue sky” laws, printing expenses and fees and expenses of Parent’s counsel and accountants and Financial Industry Regulatory Authority, Inc. filing fees (if any) (other than underwriting discounts and commissions and the costs of any counsel of a Seller or the Seller Representative), (ii) use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act in connection with resale of the Share Consideration, (iii) furnish to the Seller Representative such documents as the Seller Representative may reasonably request in order to facilitate the disposition by the Sellers of the Share Consideration, (iv) notify the Seller Representative (A) of any request by the SEC that Parent amend or supplement such registration statement or prospectus or the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose (and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued), or (B) to cease distribution of the prospectus if the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances, and, as soon as reasonably practicable, file with the SEC and furnish to the Sellers, a supplement or amendment to such prospectus such that such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, (v) take such further action as reasonably requested from time to time by the Seller Representative, to enable the Sellers to sell the Share Consideration under the Form S-3 or pursuant to an exemption provided under the Securities Act (including using its reasonable efforts to (X) register or qualify such Registrable Securities under such other securities or “blue sky” laws of such U.S. state jurisdictions as the Seller Representative reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Sellers to consummate the disposition in such U.S. jurisdictions of the Share Consideration; provided, that Parent shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 8.11 (b), and (Y) cooperate with the Sellers to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Form S-3 or Rule 144 (in the discretion of the applicable Seller) free of any restrictive legends and representing such number of shares of Parent Common Stock and registered in the names of the Sellers; provided, that Parent may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System; provided, further, that Parent’s obligations under subclause (Y) with respect to a Seller shall be conditioned on such Seller, as applicable (or, if applicable, their limited partners that receive shares of Parent Common Stock), delivering to Parent a certificate supporting the removal of any restrictive legends), and (vi) indemnify and hold harmless the Sellers, each underwriter, broker or any other Person acting on behalf of the Sellers and each other Person, if any, who controls any of the foregoing Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, to the fullest extent permitted by Law, from and against any and all losses to which any of the foregoing Persons may become subject under the Securities Act or otherwise caused by, arising from or relating to any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, contained in any such registration statement or prospectus or any amendment thereof or supplement thereto relating to the Share Consideration, except insofar as such losses are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to Parent by any Seller or the Sellers expressly for use therein.  If a Seller holds Registrable Securities that are eligible to be sold (i) without restriction under Rule 144 (other than the restrictions set forth under Rule 144(i)) or (ii) pursuant to an effective Form S-3, then at a Seller’s written request, accompanied by such customary representations of such Seller as Parent or its transfer agent shall reasonably request, Parent shall, reasonably promptly, use commercially reasonable efforts to cause Parent’s transfer agent to remove any restrictive legend set forth on the Registrable Shares held by such Seller (including, if required by Parent’s transfer agent, by delivering to Parent’s transfer agent a direction letter and opinion of counsel in form reasonably acceptable to Parent’s transfer agent); provided, however, that Parent and its transfer agent shall not be required to take any action that such transfer agent, in its sole discretion, advises Parent that it is unable to take in the exercise of its ordinary procedures.

(d)          The Form S-3 (or any prospectus or prospectus supplement forming a part of such Form S-3), as initially filed, shall include the Share Consideration of each of the Sellers from whom Parent has received a completed Investor Questionnaire (in the form set forth as Exhibit E attached hereto, a “Investor Questionnaire”) on or before the Closing and allow for distributions by such Sellers to their equityholders on a pro rata basis under the Form S-3. On a date requested by the Seller Representative in writing (so long as such date is at least 10 Business Days after such request), Parent shall use commercially reasonable efforts to file an amendment or supplement, as appropriate, to the Form S-3 (and any prospectus or prospectus supplement forming a part of such Form S-3) to include the Registrable Securities of (i) each Seller who delivers an Investor Questionnaire on or after the Closing Date or (ii) each Permitted Transferee to the extent such filing is required in order to permit the Permitted Transferee to offer and sell the Registrable Securities received by the Permitted Transferee in the Permitted Transfer pursuant to the Form S-3. Parent further agrees to provide in the Form S-3 (and in any prospectus or prospectus supplement forming a part of such Form S-3) that all Permitted Transferees shall, by virtue of receiving Registrable Securities in a Permitted Transfer, be deemed to be selling stockholders under the Form S-3 (or any such prospectus or prospectus supplement) with respect to the Registrable Securities received by such Permitted Transferees in such Permitted Transfers. Parent shall only be required to file three (3) such amendments or supplements.

(e)          Parent shall notify the Seller Representative promptly upon discovery that the Form S-3 or any supplement to any prospectus forming a part of the Form S-3 contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable, use commercially reasonable efforts to supplement or amend such prospectus so that such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading in the light of the circumstances under which they were made.

(f)          If, in the judgment of outside counsel to Parent, the continued use of a Form S-3 would require disclosure of information not otherwise then required by Law to be publicly disclosed and, in the good faith judgment of the board of directors of Parent, such disclosure is reasonably likely to adversely affect any material financing, acquisition, corporate reorganization or merger or other material transaction or event involving Parent or otherwise have a material adverse effect on Parent (a “Valid Business Reason”), Parent may delay use of an effective Form S-3 until such Valid Business Reason no longer exists, but in no event shall Parent avail itself of such right (i) during the period ending on the one month anniversary of the Closing Date or (ii) for more than forty-five (45) consecutive days at any one time or ninety (90) days, in the aggregate, in any period of three hundred and sixty five (365) consecutive days; and Parent shall give notice to the Seller Representative of its determination to postpone or withdraw a registration statement and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof.  In the event Parent exercises its rights under the preceding sentence, the Sellers agree to suspend, immediately upon receipt of the notice referred to above by the Seller Representative, their use of the prospectus relating to such Form S-3 in connection with any sale or offer to sell Registrable Securities.

8.12        Steam Holders.  With respect to members of Steam Holdings that have requested prior to the date hereof to have their respective pro rata portions of Steam Holdings, LLC’s Pro Rata Percentage of Company Unit Share Consideration issued to them directly (the “Electing Steam Holders”) rather than to Steam Holdings, a list of which has been made available to Parent prior to the date hereof, Investor Questionnaires executed by such Steam Holders and an executed letter of direction (the “Letter of Direction”), in form and substance satisfactory to Buyer, containing instructions with respect to such issuance, have been made available to Buyer on or prior to the date hereof.  With respect to the Electing Steam Holders, Steam Holdings hereby acknowledges and agrees that direct issuances of Company Unit Share Consideration to the Electing Steam Holders in accordance with the Letter of Direction shall be deemed to satisfy the obligations of Parent and Buyer under this Agreement with respect to the Steam Holders’ aggregate pro rata portions of Steam Holdings’ Pro Rata Percentage of any Company Unit Share Consideration, and Parent and Buyer shall be entitled to rely, without inquiry, upon the instructions set forth in the Letter of Direction.

ARTICLE IX

SURVIVAL; NO RECOURSE

9.1         Survival.  The parties hereto, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement and in any Transaction Document shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and, except in the case of Actual Fraud, thereafter there shall be no liability on the part of, nor shall any claim be made by, any Person (including any party or any of their respective Affiliates) in respect thereof, and (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Person (including any party or any of their respective Affiliates) in respect of any covenant or agreement to be performed prior to or at the Closing.  All covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing until fully performed.  Parent and Buyer further acknowledge and agree that Buyer shall, at Buyer’s sole cost and expense, purchase the RWI Policy as Parent and Buyer’s sole and exclusive remedy from and after the Closing, except in the case of Actual Fraud, for breaches of any representation and warranty in this Agreement and in any Transaction Document.  Notwithstanding anything to the contrary, nothing in this Agreement shall limit any claim, right or remedy in the event of Actual Fraud.

9.2          No Recourse.

(a)        The parties hereto acknowledge and agree that from and after the Closing they shall not be permitted to make, and no Person, including for the avoidance of doubt the Sellers, Parent, Buyer, their respective Affiliates and their respective indirect and direct equityholders, shall have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth in this Agreement or any covenant or agreement in this Agreement that is to have been performed by any other party at or prior to the Closing.  In furtherance of the foregoing, from and after the Closing, each party hereby waives (on behalf of itself, each of its Affiliates and each of their respective representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty set forth in this Agreement or any covenant or obligation in this Agreement that is to have been performed by any party prior to the Closing that such party may have against the other parties or any of their Affiliates or any of their respective representatives arising under or based upon any theory whatsoever, under any Law, in equity, contract, tort or otherwise.  For the avoidance of doubt, Buyer shall be permitted to make claims resulting from, arising out of, or in connection with the foregoing only against and pursuant to the terms set forth in the RWI Policy or in the case of Actual Fraud.

(b)          From and after the Closing, the parties hereto hereby acknowledge and agree that, except as expressly provided in Section 9.2(a) and in respect of claims made for breaches of covenants to be performed following the Closing in accordance with, and subject to, the terms of this Agreement, none of Parent, Buyer, the Sellers or any of their respective Affiliates shall have any liability or obligation arising under this Agreement or in any certificate or other document delivered pursuant to this Agreement or as a result of the consummation of the transactions contemplated hereby, such Section 9.2(a) being the sole and exclusive remedy for all losses, costs, fines, penalties, claims and damages arising under this Agreement or in any certificate or other document delivered pursuant to this Agreement or as a result of the consummation of the transactions contemplated hereby, under any Law, in equity, contract, tort or otherwise, in each case, except in the case of Actual Fraud.

(c)          No claim shall be brought or maintained against any Person which is not expressly identified as a party hereto.  Without limiting the generality of the foregoing, it is expressly acknowledged that the following Persons are not parties to this Agreement: the direct and indirect equityholders of the parties and any present or former officer, director, manager, employee or Affiliate of any such Person, and no recourse shall be brought or granted against any of such Persons, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, agreements or covenants of any party set forth or contained in this Agreement or any Exhibit or Schedule hereto (including the Disclosure Schedules), made in connection with the transactions contemplated hereby or any certificate delivered hereunder.  No party may seek the rescission of the transactions contemplated hereby for any reason.

ARTICLE X

MISCELLANEOUS

10.1        Further Assurances.  From time to time after the Closing Date, at the request of the parties hereto and at the expense of the party so requesting, the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to give effect to the transactions contemplated hereby.

10.2        Notices.  All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested), or (iii) by E-mail (receipt of which is confirmed, followed by delivery of an original via overnight courier service) to the respective parties at the following addresses:

(a)          If to Parent or Buyer or, after the Closing, the Target Companies and their respective Subsidiaries, to:

PAR Technology Corporation
8383 Seneca Turnpike
New Hartford, New York 13413
E-mail: bryan_menar@partech.com
Attention: Bryan Menar, Chief Financial Officer

with a copy to:

PAR Technology Corporation
8383 Seneca Turnpike
New Hartford, NY 13413
E-mail: cathy_king@partech.com
Attention: Cathy A. King, Vice President & General Counsel

and

Gibson, Dunn & Crutcher
200 Park Avenue
New York, NY 10166-0193 USA
E-mail:      clang@gibsondunn.com
Attention:  Christopher Lang

(b)          If to the Sellers, to:

c/o Longshore Capital Partners
110 N. Wacker Drive, Ste. 3510
Chicago, IL 60606

E-mail:  ranthony@longshorecp.com
              nchristopher@longshorecp.com
Attention:   Ryan Anthony
     Nicholas Christopher

with a copy to:

Winston & Strawn LLP
35 W. Wacker Dr.
Chicago, IL 60601
E-mail:  bschafer@winston.com
              ngolem@winston.com
Attention:  Brian M. Schafer
Nicholas J. Golem

(c)          If to the Seller Representative, to:

c/o Longshore Capital Partners
110 N. Wacker Drive, Ste. 3510
Chicago, IL 60606
E-mail:  ranthony@longshorecp.com
              nchristopher@longshorecp.com
Attention:   Ryan Anthony
     Nicholas Christopher

with a copy to:

Winston & Strawn LLP
35 W. Wacker Dr.
Chicago, IL 60601
E-mail:  bschafer@winston.com
              ngolem@winston.com
Attention:  Brian M. Schafer
Nicholas J. Golem

or to such other Person or address as any party shall specify by notice in writing to the other party.  All such notices, requests, demands, waivers and communications shall be deemed to have been given (i) on the date on which so hand-delivered, (ii) on the third Business Day following the date on which so mailed and (iii) on the date on which the E-mail is confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

10.3      Annexes, Exhibits and Schedules.  Any matter, information or item disclosed in the Disclosure Schedules or in any Annex or Exhibit attached hereto, under any specific representation or warranty or section number hereof, shall be deemed to have been disclosed with respect to any other section or subsection of this Agreement to which the matter relates, so long as the description of such matter in the Disclosure Schedules reasonably indicates its relevance to the pertinent section on the face of such disclosure.  The mere inclusion of any matter, information or item in any Disclosure Schedule shall not be deemed to constitute an admission of any liability by any Seller or any other Person to any third party.  Without limiting the foregoing, no such inclusion of a possible breach or violation of any contract, Law or Order shall be construed as an admission or indication to any third party that a breach or violation exists or has actually occurred.

10.4       Amendment, Modification and Waiver.  This Agreement, including any Annex, Exhibit or the Disclosure Schedules, may be amended, modified or supplemented only by written agreement signed by the Seller Representative and Buyer.  Any failure of the Sellers to comply with any term or provision of this Agreement may be waived by Buyer, and any failure of Buyer to comply with any term or provision of this Agreement may be waived by the Seller Representative, at any time by an instrument in writing signed by or on behalf of such other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.  Further, neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

10.5       Entire Agreement.  This Agreement, the Disclosure Schedules and the Exhibits, schedules and other documents referred to herein (including the Confidentiality Agreement) which form a part hereof contain the entire understanding of the parties hereto with respect to the subject matter hereof.  This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter (other than the Confidentiality Agreement).

10.6        Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid.  If any term or other provision of this Agreement for any reason is declared invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by applicable Law.

10.7        Binding Effect; Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Buyer (in the case of an assignment by the Sellers or the Seller Representative) or the Seller Representative (in the case of an assignment by Buyer), and any such assignment without such prior written consent shall be null and void; provided, however, that Buyer may assign this Agreement to any Affiliate without the prior consent of the Seller Representative; provided, further, that no assignment shall limit the assignor’s obligations or liabilities hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.8        No Third-Party Beneficiaries.  Except as provided in Section 8.5 (D&O Tail Policy) and Section 8.8 (Release), in each case, only to the extent such rights are exercised or pursued, if at all, by any Seller acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable party hereunder), this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any employee or former employee of the Target Companies or their respective Subsidiaries) or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.  No party hereunder shall have any direct liability to any permitted third-party beneficiary, nor shall any permitted third-party beneficiary have any right to exercise any rights hereunder for such third-party beneficiary’s benefit, except to the extent such rights are brought, exercised and administered by a party hereto.

10.9        Fees and Expenses.  Except as set forth in this Agreement (including as provided in ARTICLE IV), whether or not the transactions contemplated hereby are consummated pursuant hereto, each party hereto shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement, and the consummation of the transactions contemplated hereby.  For the avoidance of doubt, Buyer shall pay all fees and expenses with respect to the RWI Policy.

10.10     Counterparts.  This Agreement may be executed in two (2) or more counterparts (delivery of which may be via email as a portable document format (.pdf)), each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

10.11     Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.  The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”  The words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Disclosure Schedules and any other schedules and Exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement.  The words “party” or “parties” shall refer to parties to this Agreement.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  The words “dollar” or “$” shall mean U.S. dollars.  The word “day” means calendar day unless Business Day is expressly specified.  Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.  The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.  Each of the parties acknowledges that it has been represented by counsel in connection with the preparation and execution of this Agreement.

10.12     Legal Representation.  Buyer and each Seller hereby agrees, on its own behalf and on behalf of its current and future Affiliates and each of its and such Affiliates’ directors, managers, stockholders, members, partners, officers and employees, and each of their successors and assigns (all such parties, the “Waiving Parties”), that (i) Winston & Strawn LLP (or any successor) and Cozen O’Connor (or any successor) may represent the Seller Representative, the Sellers and each of their respective Affiliates (other than the Target Companies and their respective Subsidiaries) (individually and collectively, the “Seller Group”), on the one hand, and the Target Companies and their respective Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby (such representation, the “Current Representation”), and (ii) Winston & Strawn LLP (or any successor) and Cozen O’Connor (or any successor) may represent the Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of the Seller Group, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, including under Section 4.2, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby (any such representation, the “Post-Closing Representation”) notwithstanding such representation (or any continued representation) of the Target Companies and their respective Subsidiaries, and Buyer and each Seller, on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto.  Buyer and each Seller acknowledges that the foregoing provision applies whether or not Winston & Strawn LLP (or any successor) and Cozen O’Connor (or any successor) provides legal services to the Target Companies or any of their respective Subsidiaries after the Closing Date. Buyer and each Seller, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Seller Group and their counsel, including Winston & Strawn LLP (or any successor) and Cozen O’Connor (or any successor), to the extent made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between the Seller Group and such counsel.  Notwithstanding the foregoing, in the event that a dispute arises between the Target Companies or their Affiliates and a third party (other than a party to this Agreement or any of their respective Affiliates or equityholders) after the Closing, the Target Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Winston & Strawn LLP (or any successor) and Cozen O’Connor (or any successor) to such third party or the use thereof by Winston & Strawn LLP (or any successor) and Cozen O’Connor (or any successor) in connection with its representation of a party in such dispute; provided, however, that the Buyer and the Target Companies may not waive such privilege without the prior written consent of the Seller Representative.

10.13      Enforcement of Agreement.  The parties agree that irreparable damage may occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with the specific terms thereof or otherwise breach such provisions, and that money damages may not be an adequate remedy, even if available.  The parties hereto accordingly agree that each Seller, the Seller Representative and Buyer shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, as applicable, in a court determined pursuant to Section 10.14, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

10.14      Forum; Service of Process.  Each of the parties hereto submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, any other state or federal court located in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Each of the parties hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.2; provided, however, that nothing in this Section 10.14 shall affect the right of any party to serve legal process in any other manner permitted by law.  Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

10.15      Governing Law.  This Agreement shall be governed by the Laws of the State of Delaware, excluding choice of law principles that would require the application of the Laws of a jurisdiction other than the State of Delaware.

10.16     WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS, HIS OR HER, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17      Seller Representative.

(a)        Appointment.  Each of the Sellers agrees that it is desirable to designate Longshore Capital Management, LLC, a Delaware limited liability company, as the representative of the Sellers and as their attorney‑in‑fact (the “Seller Representative”), with full power of substitution to act on behalf of the Sellers to the extent and in the manner set forth in this Agreement, the Escrow Agreement and the other applicable Transaction Documents.  All decisions, actions, consents and instructions by the Seller Representative with respect to this Agreement and the Escrow Agreement shall be binding upon all of the Sellers, and no such Seller shall have the right to object to, dissent from, protest or otherwise contest the same.  Buyer shall be entitled to rely on any decision, action, consent or instruction of the Seller Representative as being the decision, action, consent or instruction of the Sellers, and Buyer is hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.  By way of example and not limitation, as the Seller Representative, the Seller Representative shall be authorized and empowered, as agent of and on behalf of all Sellers to give and receive notices and communications as provided herein, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims or losses, to waive after the Closing Date any breach or default of Buyer of any obligation to be performed by it under this Agreement, to receive service of process on behalf of each Seller in connection with any claims against such Seller arising under or in connection with this Agreement, any document or instrument provided for hereby or any of the transactions contemplated hereby or under any other Transaction Document, authorize and agree to the final determination of the Final Working Capital and the Net Adjustment Amount and to take all other actions that are either (i) necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.  Notices or communications to or from the Seller Representative shall constitute notice to or from the Sellers.  Without limiting the generality of the foregoing, Buyer is entitled to rely, without inquiry, upon any document delivered by the Seller Representative as being genuine and correct and having been duly signed or sent by the Seller Representative.

(b)        Resignation; Removal.  The Seller Representative may resign at any time, and in the event of the death, incapacity or resignation of the Seller Representative, a new Seller Representative shall be appointed by the Sellers owning a majority of the Company Units and the Blocker Company Units in the aggregate immediately prior to Closing within ten (10) days of any such death, incapacity or resignation.  The Seller Representative may charge a reasonable fee for its, his or her services; provided, that all fees and expenses incurred by the Seller Representative in performing its, his or her duties hereunder (including legal fees and expenses related thereto) and any indemnification in favor of the Seller Representative shall be borne by the Sellers on a several and not joint basis.

(c)          Authority.  The grant of authority provided for in this Section 10.17 is coupled with an interest and is being granted, in part, as an inducement to Buyer to enter into this Agreement and Parent to enter into the Escrow Agreement and (i) shall be irrevocable and survive the dissolution, liquidation or bankruptcy of any party or the death, incompetency, liquidation or bankruptcy of any Seller, shall be binding on any successor thereto and (ii) shall survive the assignment by any Seller of the whole or any portion of his, her or its interest in the Total Consideration.

(d)         Representative Expense Amount.  At the Closing, Buyer shall deliver to the Seller Representative cash in the amount of the Representative Expense Amount by wire transfer of immediately available funds to an account designated in writing by the Seller Representative.  The Representative Expense Amount shall be used by the Seller Representative to pay, if any, the costs and expenses incurred by the Seller Representative in the performance of its obligations as the Seller Representative pursuant to this Agreement or the Transaction Documents.  The Sellers shall not receive interest or other earnings on the Representative Expense Amount, and the Sellers irrevocably transfer and assign to the Seller Representative any ownership right that they may have in any interest that may accrue on the Representative Expense Amount.  After the Seller Representative has fulfilled all of its obligations under this Agreement and the Transaction Documents, the Seller Representative shall disburse the balance of the Representative Expense Amount to the Sellers.

(e)         Each Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Seller Representative pursuant to this Section 10.17.  Each Seller agrees that the Seller Representative shall have no obligation or liability to any Person for any action taken or omitted by her in good faith, and each Seller shall indemnify and hold harmless the Seller Representative from, and shall pay to the Seller Representative the amount of, or reimburse the Seller Representative for, any loss that the Seller Representative may suffer, sustain or become subject to as a result of any such action or omission by the Seller Representative under this Agreement.  The Seller Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or her duties hereunder, and, without limiting the foregoing, shall incur no liability in his capacity as the Seller Representative to the Sellers and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel.

(f)          Any expenses or liabilities incurred by the Seller Representative in connection with the performance of its duties under this Agreement or the Escrow Agreement shall not be the personal obligation of the Seller Representative but shall be payable by the Sellers.

ARTICLE XI
DEFINITIONS

“Accounting Firm” means a nationally recognized independent public accounting firm as shall be agreed upon by Buyer and the Seller Representative in writing.

“Accredited Investor” means an “accredited investor” as defined in Rule 501 promulgated under the rules and regulations of the Securities Exchange Act of 1934, as amended.

“Actual Fraud” means actual and intentional fraud with respect to a representation and warranty set forth in this Agreement, which requires that (i) a representation and warranty set forth in this Agreement was false when made; (ii) a Person had actual knowledge that such representation and warranty was false when made; (iii) such Person intended another Person to rely on such representation and warranty; and (iv) such other Person relied on such misrepresentation.  For the avoidance of doubt, “Actual Fraud” shall not include any constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence.

“Adjustment Escrow Account” has the meaning set forth in Section 4.1(a)(iv).

“Adjustment Escrow Amount” means $1,500,000.

“Adjustment Statement” has the meaning set forth in Section 4.2(a).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 6.20.

“Aggregate Closing Cash Consideration” means (i) the sum of (a) $170,000,000, (b) the Estimated Working Capital Overage, if any, and (c) the Estimated Cash, minus (ii) the sum of (a) the Estimated Closing Indebtedness, (b) the Estimated Transaction Expenses, (c) the Adjustment Escrow Amount, (d) the Estimated Working Capital Deficiency, if any, and (e) the Representative Expense Amount.

“Aggregate Closing Company Unit Cash Consideration” means (i) the Aggregate Closing Cash Consideration, minus (ii) the Blocker Company Cash Unit Value.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof.  Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have the corresponding meanings.

“Blocker” means Stuzo Blocker, Inc., a Delaware corporation.

“Blocker Cash” means, as of the Measurement Time, the aggregate amount of all cash and cash equivalents (only to the extent convertible to cash within thirty (30) days of the date of determination) of the Blocker (which may be a positive or negative number), determined in accordance with GAAP, including the amount of all checks and other wire transfers and drafts deposited or available for the account of the Blocker as of the Measurement Time; provided, that Cash shall not include (i) any Restricted Cash, (ii) any marketable securities and short-term investments, (iii) any cash and cash equivalents used as collateral in respect of letters of credit, insurance policies or similar purposes, (iv) the amount of all issued but uncleared checks and drafts issued by the Blocker as of the Measurement Time and (v) any cash and cash equivalents (x) used following the Measurement Time and prior to the Closing to satisfy any obligations that would have otherwise been included in Indebtedness or Transaction Expenses or (y) distributed or paid to any Seller or any Affiliate or Related Party of any Seller following the Measurement Time and prior to the Closing.

“Blocker Closing Cash Purchase Price” means an aggregate amount equal to (a) that portion of the Aggregate Closing Cash Consideration that would have been payable to the Blocker if the Blocker Sale had not occurred and that portion of the Blocker Company Units held by the Blocker had been sold directly to Buyer in accordance with this Agreement and the terms of the Operating Agreement (such amount as set forth on the Payment Schedule, the “Blocker Company Cash Unit Value”), plus (b) the Estimated Blocker Cash, minus (c) the Estimated Blocker Indebtedness.

“Blocker Closing Consideration” means the Blocker Closing Cash Purchase Price and the Blocker Share Consideration.

“Blocker Company Cash Unit Value” has the meaning set forth in the definition of Blocker Closing Cash Purchase Price.

“Blocker Company Units” has the meaning set forth in the Recitals.

“Blocker Pre-Closing Income Tax Liability Amount” means an amount (not less than $0), representing the aggregate income Tax liabilities (reduced by estimated payments, including estimated Tax overpayments, or prepayments of income Taxes) of the Blocker on a combined basis attributable to any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) for which the Blocker has not filed the applicable Tax Return as of the Closing Date.  The calculation of the Blocker Pre-Closing Income Tax Liability Amount shall (i) exclude any deferred income Tax liabilities or deferred income Tax assets (other than estimated Tax overpayments, if any), (ii) assume that the Tax period of the Blocker that includes the Closing Date ends on the Closing Date, (iii) exclude any Taxes arising from a Buyer Closing Date Transaction or any action or inaction described in Section 8.6(a)(iii), (iv) exclude any Taxes arising from an election under Section 336 or 338 of the Code and any corresponding election permitted under the applicable Laws of any local, state or non-U.S. jurisdiction made by Buyer with respect to the transactions described herein, and (v) take into account the benefit of the Transaction Deductions to the extent actually deductible by the Blocker in any Pre-Closing Tax Period (or portion thereof).

“Blocker Sale” has the meaning set forth in the Recitals.

“Blocker Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Blocker Share Consideration” means 237,849 shares of Parent Common Stock.

“Blocker Shares” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Chicago, Illinois or New York, New York are authorized or obligated by applicable Law or executive order to close.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Closing Date Transaction” means any transaction engaged in by the Target Companies or any of their respective Subsidiaries on the Closing Date, which occurs after the Closing at the direction of Buyer or its Affiliates, that is not contemplated by this Agreement and is outside the ordinary course of business, including any transaction engaged in by the Target Companies or any of their respective Subsidiaries in connection with any financing of any obligations of Buyer or the Target Companies or their respective Subsidiaries to make a payment under this Agreement.

“Buyer Released Parties” has the meaning set forth in Section 8.8(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (116th Cong.) Mar. 27, 2020), the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-65 and any related or successor legislation, guidance, rules and regulations promulgated thereunder relating to COVID-19.

“Cash” means, as of the Measurement Time, (a) the aggregate amount of all cash and cash equivalents (only to the extent convertible to cash within thirty (30) days of the date of determination) of the Company and its Subsidiaries (which may be a positive or negative number), determined in accordance with GAAP, including the amount of all checks and other wire transfers and drafts deposited or available for the account of the Company and its Subsidiaries as of the Measurement Time, plus (b) the aggregate prepaid insurance amount of the Company and its Subsidiaries; provided, that Cash shall not include (i) any Restricted Cash, (ii) any marketable securities and short-term investments, (iii) any cash and cash equivalents used as collateral in respect of letters of credit, insurance policies or similar purposes, (iv) the amount of all issued but uncleared checks and drafts issued by the Company and its Subsidiaries as of the Measurement Time and (v) any cash and cash equivalents (x) used following the Measurement Time and prior to the Closing to satisfy any obligations that would have otherwise been included in Indebtedness or Transaction Expenses or (y) distributed or paid to any Seller or any Affiliate or Related Party of any Seller following the Measurement Time and prior to the Closing.

“Class A Common Unit” shall have the meaning set forth in the Operating Agreement.

“Class B Common Unit” shall have the meaning set forth in the Operating Agreement.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Stuzo Holdings, LLC, a Delaware limited liability company.

“Company Benefit Plans” has the meaning set forth in Section 6.13(a).

“Company Pre-Closing Income Tax Liability Amount” means an amount (not less than $0), representing the aggregate income Tax liabilities (reduced by estimated payments, including estimated Tax overpayments, or prepayments of income Taxes) of the Company and its Subsidiaries on a combined basis attributable to any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) for which the Company and its Subsidiaries have not filed the applicable Tax Return as of the Closing Date.  The calculation of the Company Pre-Closing Income Tax Liability Amount shall (i) exclude any deferred income Tax liabilities or deferred income Tax assets (other than estimated Tax overpayments, if any), (ii) assume that the Tax period of the Company and its Subsidiaries that includes the Closing Date ends on the Closing Date, (iii) exclude any Taxes arising from a Buyer Closing Date Transaction or any action or inaction described in Section 8.6(a)(iii), (iv) exclude any Taxes arising from an election under Section 336 or 338 of the Code and any corresponding election permitted under the applicable Laws of any local, state or non-U.S. jurisdiction made by Buyer with respect to the transactions described herein, (v) take into account the benefit of any Transaction Deductions to the extent actually deductible by the Company and its Subsidiaries in any Pre-Closing Tax Period (or portion thereof), (vi) for the avoidance of doubt, exclude any liability arising from any state nonresident withholding obligation to the extent the Company (or relevant Subsidiary) has secured (or otherwise qualifies for) an exemption from such withholding obligation, and (vii) exclude any amounts included in the Blocker Pre-Closing Income Tax Liability Amount.

“Company Proprietary Rights” means all Owned Proprietary Rights and all Proprietary Rights that are used or held for use by the Target Companies or their respective Subsidiaries in connection with, or otherwise necessary for, the operation and the conduct of the business of the Target Companies and their respective Subsidiaries.

“Company Sale” has the meaning set forth in the Recitals.

“Company Sellers” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Systems” means all Software, computers, firmware, middleware, hardware and systems, servers, electronic data processing, networks, interfaces, platforms, routers, hubs and switches, data communications lines, and all other information technology equipment, and other similar items used by the Target Companies and their respective Subsidiaries.

“Company Unit Closing Consideration” means Aggregate Closing Company Unit Cash Consideration and the Company Unit Share Consideration.

“Company Unit Share Consideration” means 203,749 shares of Parent Common Stock.

“Company Units” has the meaning set forth in the Recitals.

“Confidential Data” means all data for which the Target Companies or their respective Subsidiaries are required by Law, contract or privacy policy to safeguard and/or keep confidential or private, including all such data transmitted to the Target Companies or their respective Subsidiaries by customers of the Target Companies or their respective Subsidiaries or Persons that interact with the Target Companies or their respective Subsidiaries.

“Confidential Information” has the meaning set forth in Section 8.10.

“Confidentiality Agreement” has the meaning set forth in Section 8.1(b).

“Continuing Employee” means each individual who is employed by the Target Companies or their respective Subsidiaries as of the Closing Date.

“Contract” means any contract, agreement, lease, sublease, license, sublicense, instrument, legally binding obligation, legally binding commitment or other legally binding arrangement (whether written or oral, whether express or implied).

“COTS License” means (a) a “shrink-wrap,” “click-through,” or “off-the shelf” non-exclusive software license, or (b) any other non-exclusive object code software license that is commercially available to the public generally that requires one-time or annual royalty, license, maintenance, support, and other fees of $2,000 “per-seat” or less and that requires total aggregate annual fees of $25,000 or less, in each case, where such software has not been combined with or linked to any Owned Software.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19 and any mutation thereof.

“COVID-19 Financial Assistance Program” means any financial assistance program implemented by any Governmental Authority in connection with or in response to COVID-19 (including, for the avoidance of doubt, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof), including the Families First Act, the CARES Act and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) and subsequent guidance issued in respect thereof, and any other similar or additional federal, state, local, or non-U.S. Law, or administrative guidance intended to benefit taxpayers in response to COVID-19 and the associated economic downturn.

“Credit Facility” means that certain Credit Agreement, dated as of May 18, 2021, by and among Stuzo Acquisition, LLC, a Delaware limited liability company (n/k/a Stuzo, LLC), as borrower, the other loan parties thereto, the financial institutions party thereto as lenders, Freeport Financial Partners LLC, a Delaware limited liability company, as agent for the lenders, and U.S. Bank National Association, as the paying agent (as amended, restated or otherwise modified from time to time).

“Current Assets” means, as of the Measurement Time, the consolidated current assets (consisting of the line item categories of current assets specifically identified in Exhibit D) of the Target Companies and their Subsidiaries.  For the avoidance of doubt, Current Assets shall exclude Cash.

“Current Liabilities” means, as of the Measurement Time, the consolidated current liabilities (consisting of the line item categories of current liabilities specifically identified in Exhibit D) of the Target Companies and their Subsidiaries.  For the avoidance of doubt, Current Liabilities shall exclude Indebtedness and Transaction Expenses.

“Current Representation” has the meaning set forth in Section 10.12.

“Disclosed Transactions” has the meaning set forth in Section 8.4(b).

“Disclosure Schedules” has the meaning set forth in the introductory paragraph to ARTICLE VI.

“Distributive Portion” means, for each Seller, that portion of the applicable amount to which such Person is entitled in accordance with the Operating Agreement, assuming that the Blocker Seller was otherwise entitled to that portion otherwise payable to the Blocker, with such adjustments, as determined by the Seller Representative, to take into account the Blocker Seller’s benefit and detriment resulting from the Final Blocker Cash and the Final Blocker Indebtedness consistent with the terms of this Agreement.

“Downward Adjustment Amount” has the meaning set forth in Section 4.2(e).

“Electing Steam Holders” has the meaning set forth in Section 8.12.

“Environmental Claims” means any claim, demand or order from a Governmental Authority against the Target Companies and their respective Subsidiaries alleging any noncompliance with or liability under Environmental Laws.

“Environmental Laws” means any applicable Law related to the protection of the environment, employee health and safety, or the use, treatment, storage, disposal, or release of hazardous substances, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-To-Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Water Pollution Control Act, and the Toxic Substances Control Act, each as amended and supplemented as of the Closing Date.

“Equity Interest” means, with respect to any Person, any share, interest, participation or other (however designated) equity interest in such Person, including (i) capital stock, membership interests and partnership interests, (ii) any stock appreciation right, phantom stock, interest in the ownership or earnings of such Person or other equity equivalent or equity-based award or right, (iii) any bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote and (iv) any warrant, option, convertible or exchangeable security, or other rights to purchase or otherwise acquire any of the foregoing.

“ERISA” has the meaning set forth in Section 6.13(a).

“ERISA Affiliate” of any entity means any other entity that, together with such first entity (as of any relevant time), would be treated as a single employer under Section 414(b) of the Code.

“Escrow Agent” means Citibank, N.A., or its successor under the Escrow Agreement.

“Escrow Agreement” means an agreement by and among Parent, the Seller Representative and the Escrow Agent substantially in the form of Exhibit C, to be executed and delivered at the Closing.

“Estimated Blocker Cash” has the meaning set forth in Section 4.1(c).

“Estimated Blocker Indebtedness” has the meaning set forth in Section 4.1(c).

“Estimated Cash” has the meaning set forth in Section 4.1(c).

“Estimated Closing Indebtedness” has the meaning set forth in Section 4.1(c).

“Estimated Closing Statement” has the meaning set forth in Section 4.1(c).

“Estimated Transaction Expenses” has the meaning set forth in Section 4.1(c).

“Estimated Working Capital Deficiency” has the meaning set forth in Section 4.1(c).

“Estimated Working Capital Overage” has the meaning set forth in Section 4.1(c).

“FCPA” has the meaning set forth in Section 6.23.

“Final Blocker Cash” has the meaning set forth in Section 4.2(a).

“Final Blocker Indebtedness” has the meaning set forth in Section 4.2(a).

“Final Cash” has the meaning set forth in Section 4.2(a).

“Final Indebtedness” has the meaning set forth in Section 4.2(a).

“Final Transaction Expenses” has the meaning set forth in Section 4.2(a).

“Final Working Capital” has the meaning set forth in Section 4.2(a).

“Final Working Capital Deficiency” has the meaning set forth in Section 4.2(a).

“Final Working Capital Overage” has the meaning set forth in Section 4.2(a).

“Financial Statements” has the meaning set forth in Section 6.5(a).

“Foreign Company Benefit Plan” means any Company Benefit Plan sponsored or maintained by the Target Companies or any of their respective Subsidiaries primarily for the benefit of Service Providers outside of the United States.

“Fund Transferee” means, if Seller is a partnership, corporation or limited liability company, its partners, stockholders or members.

“Fundamental Documents” means (i) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (ii) in the case of a limited liability company, its certificate of formation (or analogous document) and operating agreement; or (iii) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Approval” means any consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or non-United States government or political subdivision, or any agency of any such government or political subdivision, or any court or arbitral body.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, with respect to any Person, but without duplication, (a) all indebtedness of such Person for borrowed money, including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith and all accrued interest thereon, (b) all obligations of such Person evidenced by notes, bonds, drawn letters of credit or bankers’ acceptances or similar facilities, debentures, hedging and swap arrangements or contracts or other similar instruments, (c) all finance lease obligations of such Person under ASC 842 (excluding, for the avoidance of doubt, any operating leases), (d) all obligations of such Person relating to any accrued but unpaid bonuses, commissions or other cash incentive compensation, unfunded or underfunded nonqualified deferred compensation and defined benefit pension obligations and any severance or other termination-related payments with respect to any terminations of any employee or other service provider of such Person that occur on or prior to the Closing Date, plus the employer portion of any payroll taxes related to any of the foregoing (all calculated as if such amounts were payable in full at the Closing Date), (e) any obligations or liabilities of unpaid management, advisory or similar fees, (f) any accrued and unpaid dividends or distributions, (g) any obligations or liabilities in respect of any deferred purchase price of property or services, including any earn out liabilities or purchase price adjustments associated with past acquisitions of any business, assets or securities (with any such earn out liabilities valued at the maximum amount thereof), (h) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (i) the amount of any payroll Taxes relating to payments occurring prior to the Closing that were deferred under Section 2302 of the CARES Act and remain unpaid as of such time, (j) all accrued and unpaid interest on any Indebtedness referred to in clauses (a) through (i) above through the Closing Date and any prepayment penalties, premiums, consent or other fees, breakage costs or other costs incurred in connection with the repayment or assumption of such Indebtedness and (k) all Indebtedness of others referred to in clauses (a) through (j) above guaranteed directly or indirectly in any manner by such Person.  Notwithstanding the foregoing, “Indebtedness” shall not include any (i) undrawn letters of credit or bankers’ acceptances or similar facilities, or (ii) amounts included as Transaction Expenses.

“Interim Financial Statements” has the meaning set forth in Section 6.5(a).

“IRS” means the U.S. Internal Revenue Service.

“Latest Balance Sheet Date” has the meaning set forth in Section 6.5(a).

“Law” means any United States federal, state, local, municipal or non-United States statute, law, decree, Order, executive order, ordinance, rule, regulation, code, judgement, injunction and any common law.

“Leased Real Property” has the meaning set forth in Section 6.10(a).

“Letter of Direction” has the meaning set forth in Section 8.12.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, charges, hypothecations, claims, encumbrances, options, licenses, pledges and security interests thereon, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Malicious Code” means any (i) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; and (ii) virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, is or would reasonably be expected to have a materially adverse effect on the business, financial condition or results of operations of the Target Companies and their respective Subsidiaries, taken as a whole.

“Material Contract” means each of the following Contracts to which the Target Companies or any of their respective Subsidiaries is a party: (a) any agreement involving an aggregate amount of $100,000 or more received or collected (or expected to be received or collected) by the Target Companies or any of their respective Subsidiaries in 2022, 2023 or 2024; (b) any agreement involving an aggregate amount of $100,000 or more paid (or expected to be paid) by the Target Companies or any of their respective Subsidiaries in 2022, 2023 or 2024; (c) joint venture or partnership agreements; (d) any agreement for the employment or provision of services by any Service Provider that provides for an annual base compensation in excess of $100,000 or that is not terminable at will by the Target Companies or any of their respective Subsidiaries without penalty; (e) any agreement providing for “change in control” payments payable by any Target Company or any of its Subsidiaries to any current or former Service Provider as a result, in whole or in part, of the consummation of the transactions contemplated hereby; (f) agreements or contracts containing any covenant limiting the ability of the Target Companies or any of their respective Subsidiaries to engage in any line of business or to compete with any business or Person; (g) agreements or contracts under which the Target Companies or any of their respective Subsidiaries has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money, in each case, relating to amounts in excess of $100,000; (h) guaranties by the Target Companies or any of their respective Subsidiaries involving underlying obligations of not less than $100,000; (i) any agreement or contract entered into relating to the acquisition of material assets (other than in the ordinary course of business) or any capital stock or equity of any business enterprise, in each case, by the Target Companies or any of their respective Subsidiaries; (j) any collective bargaining agreement or other contract with any labor organization, union or association; (k) any agreement regarding the purchase of real property; (l) any agreement that provides or grants any party thereto exclusive right(s) to sell products or services of the Target Companies or any of their respective Subsidiaries; (m) any agreement pursuant to which any Target Company or any of its Subsidiaries has licensed (as licensee) any material Proprietary Rights (other than licenses of “off the shelf” software and implied licenses granted in the ordinary course of business in connection with the sale of products and services) from any Person involving annual royalties or other payments in excess of $50,000 per annum, other than any Target Company or any of its Subsidiaries; and (n) any agreement entered into for the sale or other disposition of any material asset or material portion of the assets of the Target Companies or any of their respective Subsidiaries (other than the sale of inventory or products or services in the ordinary course of business or of assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Target Companies or any of their Subsidiaries).

“Measurement Time” means 12:01 a.m. EST on the Closing Date.

“Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) (i) $170,000,000 plus (ii) the sum of any Final Working Capital Overage, Final Cash and Final Blocker Cash minus (iii) the sum of any Final Working Capital Deficiency, Final Indebtedness, Final Blocker Indebtedness and Final Transaction Expenses minus (B) (i) $170,000,000 plus (ii) the sum of any Estimated Working Capital Overage, Estimated Cash and Estimated Blocker Cash, minus (iii) the sum of any Estimated Working Capital Deficiency, Estimated Closing Indebtedness, Estimated Blocker Indebtedness and Estimated Transaction Expenses.

“Net Working Capital” means, as of the Measurement Time, the excess of (a) all Current Assets that are included in the line item categories of current assets specifically identified in Exhibit D, over (b) all Current Liabilities that are included in the line item categories of current assets specifically identified in Exhibit D (which shall exclude any and all liabilities for sales and use Taxes and other similar Tax Liabilities with respect to any jurisdiction in which the Target Company or its relevant Subsidiary has not historically filed sales and use Tax Returns).  Attached hereto as Exhibit D, for illustrative purposes only, is a sample calculation of Net Working Capital.  All liabilities and assets relating to income Taxes shall be excluded from the computation of Current Assets, Current Liabilities, and Net Working Capital.

“Notice of Disagreement” has the meaning set forth in Section 4.2(b).

“NYSE” means the New York Stock Exchange.

“Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 18, 2021, by and among the Company and the members party thereto.

“Order” means any final award, judgment, injunction, or verdict entered, issued, made or rendered by any Governmental Authority by which any Target Company or any of its Subsidiaries has obligations that continue after the Closing.

“Owned Proprietary Rights” means all Proprietary Rights that are owned or purported to be owned by the Target Companies or their respective Subsidiaries.

“Owned Software” means all Software that is included in Owned Proprietary Rights.

“Parent Closing Price” means $45.29 per share of the common stock of Parent.

“Parent Common Stock” means the common stock, $0.02 par value per share, of Parent.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax Laws.

“Pass-Through Tax Return” means all income Tax Returns of an entity filed or required to be filed with any Governmental Authority with respect to which the direct or indirect beneficial owners of such entity, and not such entity itself, are required to pay the related Tax (including, for the avoidance of doubt, IRS Form 1065 and any similar state or local tax form).

“Payment Schedule” has the meaning set forth in Section 4.1(b).

“Permits” has the meaning set forth in Section 6.25.

“Permitted Liens” means (i) statutory or consensual Liens of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or similar Liens arising or incurred in the ordinary course of business; (ii) Liens for Taxes, assessments and any other governmental charges which are not due and payable (or which are being contested in good faith by appropriate Proceedings) and for which adequate reserves have been established in accordance with GAAP; (iii) other than with respect to Proprietary Rights, other defects or imperfections of title, easements, covenants, rights of way, restrictions or other similar charges or encumbrances, if any, which, individually or in the aggregate, do not materially impair the ordinary course of the business of the Target Companies and their respective Subsidiaries; (iv) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business; (v) other than with respect to Proprietary Rights, Liens incurred in the ordinary course of business securing obligations or liabilities that are not material to the assets of the Target Companies and their respective Subsidiaries; (vi) in the case of Proprietary Rights, licenses, non-exclusive licenses to Owned Proprietary Rights granted to customers, or to contractors or service providers for the purpose of providing service to any Target Company, in the ordinary course of business; (vii) Liens arising out of, under or in connection with applicable federal, state and local securities Laws; (viii) leases, subleases, licenses or sublicenses granted to other Persons not materially interfering with the conduct of the business of the Target Companies and their respective Subsidiaries; (ix) Liens imposed by the Operating Agreement; and (x) Liens set forth under “Permitted Liens” in the Disclosure Schedules.

“Permitted Transfer” means a transfer to (i) an Affiliate of a Seller, (ii) if the Seller is an individual, to an immediate family member or trust for the benefit of such Seller or one or more of such holders’ immediate family members, (iii) pursuant to the laws of testamentary or intestate succession or otherwise involuntarily transferred by operation of law or (iv) to a Fund Transferee, in each case, to the extent such Person has delivered to Parent an Investor Questionnaire and executed an undertaking with Parent agreeing to be bound by Section 8.11 (and any such transferee of shares is referred to as a “Permitted Transferee”).

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a Governmental Authority.

“Personal Information” means any information defined as “personal data”, “personally identifiable information”, “personal information” or any functional equivalent of these terms relevant under any Privacy and Security Requirements, including any information that, alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with any individual or household, used to contact an individual, or deliver advertisements to an individual, including name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; and Internet Protocol (IP) addresses; or any other data that constitutes personal information or personal data under applicable Laws.

“Personal Property” has the meaning set forth in Section 6.9(a).

“Post-Closing Representation” has the meaning set forth in Section 10.12.

“Pre-Closing Tax Period” means any Taxable period that ends on or before the Closing Date.

“Privacy and Security Requirements” means, to the extent applicable to the Target Companies or their respective Subsidiaries, (a) any Laws and legally binding regulations and guidelines from Governmental Authorities relating to privacy, data security, data protection, sending solicited or unsolicited electronic mail and text messages, cookies, trackers and collection, transfer, disclosure, sharing, storing, security and use of Personal Information as applicable in all relevant jurisdictions, including the Processing of Personal Information under Section 5 of the Federal Trade Commission Act, all state Laws related to unfair or deceptive trade practices, the California Consumer Privacy Act, as amended by the California Privacy Rights Act, the Illinois Biometric Information Privacy Act, the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws, the Gramm-Leach-Bliley Act, the New York SHIELD Act, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, all Laws related to online privacy policies, the Telephone Consumer Protection Act, all Laws related to faxes, telemarketing and text messaging, and all Laws related to data breach notification; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all provisions of contracts between the Target Companies or their respective Subsidiaries and any Person that is applicable to the PCI DSS and/or the Processing of Protected Data; and (d) all written policies, procedures and Laws applicable to the Target Companies or their respective Subsidiaries relating to the PCI-DSS and/or the Processing of Protected Data, including the Target Companies’ or their respective Subsidiaries’ public-facing website and mobile application privacy policies and internal employee-facing privacy and information security policies.

“Pro Rata Percentage” means, with respect to any Seller, the percentage set forth opposite such Seller’s name on the Payment Schedule.

“Proceedings” means actions, litigation, suits, charge, complaint, subpoena, grievance, order, demand, audit, investigation, claims and legal, administrative, arbitration or mediation or similar proceedings (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity).

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Projections” means, collectively, any projections, business plan information, estimates, forecasts, budgets, pro-forma financial information or other statements communicated (orally or in writing) to or made available to Buyer or its Affiliates or their respective agents or representatives of future revenues, profitability, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial component (or any component thereof) of the respective businesses of the Target Companies and their respective Subsidiaries.

“Proprietary Rights” means all intellectual property rights worldwide, including: (a) patents, industrial designs, utility models and applications for any of the foregoing, including all provisionals, continuations, continuations-in-part, divisions, reissues, re-examinations and extensions thereof; (b) trademarks, service marks, certification marks, logos, trade dress, trade names, domain names, social media accounts and other source or business identifiers, whether registered or unregistered, all registrations and applications for any of the foregoing, all renewals and extensions thereof and all common law rights in and goodwill associated with any of the foregoing; (c) works of authorship (including Software), copyrights, mask work rights, database rights and design rights, whether registered or unregistered, registrations and applications for any of the foregoing, renewals and extensions thereof and all moral rights associated with any of the foregoing; (d) trade secrets and other proprietary and confidential information, including inventions (whether or not patentable), invention disclosures, ideas, developments, improvements, know-how, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing and production processes, devices, technical data, specifications, reports, analyses, data analytics, customer lists, supplier lists, pricing and cost information and business and marketing plans and proposals; and (e) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing.

“Protected Data” means Personal Information and Confidential Data.

“Publicly Available Software” means (i) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software or open source software (for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License or the Apache Software License), or pursuant to open source, copyleft or similar licensing and distribution models and (ii) any Software that requires as a condition of use, modification and/or distribution of such software that such Software or other Software incorporated into, derived from or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no or minimal charge.

“Real Property Leases” has the meaning set forth in Section 6.10(c).

“Reference Date” means January 1, 2020.

“Registered Proprietary Rights” has the meaning set forth in Section 6.11(a).

“Registrable Securities” means the Share Consideration (and any securities issued in exchange or upon conversion of the Share Consideration, and any securities issued or issuable with respect to any securities described in this definition above by way of a dividend or stock split or in connection with a combination of stock, recapitalization, merger, consolidation or other reorganization); provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when (i) a Seller ceases to hold such securities, (ii) a Form S-3 covering the resale of such securities has been declared effective by the SEC and such securities have been disposed of pursuant to such effective Form S-3, (iii) such securities shall be eligible to be transferred by a Seller pursuant to Rule 144 (or any successor provision) under the Securities Act without any time or volume limitations and any restrictive legend has been removed from such securities, or (iv) such securities cease to be outstanding.

“Related Party” means, with respect to any specified Person, (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five years has served as a director, executive officer, partner, general partner, member, management-level employee or in a similar capacity of such specified Person; or (iii) any immediate family member of a Person described in clause (ii).

“Representative Expense Amount” means $350,000.

“Restricted Cash” means all cash and cash equivalents that are not freely useable and available to any Target Companies or any of their respective Subsidiaries because they are subject to restrictions or limitations or taxes on use or distribution either by contract or for regulatory or legal purposes or cash and cash equivalents that is collected from customers in advance, is being held on behalf of customers or represents a liability to such customers.

“RWI Policy” means a representations and warranties insurance policy to be issued to the Buyer insuring the representations and warranties set forth in ARTICLE V and ARTICLE VI substantially in the form attached hereto as Exhibit B.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Breach” means any (a) security breach or breach of Protected Data under applicable Privacy and Security Requirements or other unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Protected Data) that would constitute a violation of any Privacy and Security Requirements or require notice to any Person; or (b) unauthorized interference with system operations or security safeguards of the Target Companies or their respective Subsidiaries information technology systems, including any phishing incident or ransomware attack.

“Seller Group” has the meaning set forth in Section 10.12.

“Seller Prepared Returns” has the meaning set forth in Section 8.6(a)(i).

“Seller Representative” has the meaning set forth in Section 10.17(a).

“Sellers” has the meaning set forth in the introductory paragraph of this Agreement.

“Sellers’ Knowledge” means the knowledge of each of Gunter Pfau, Joel Wicks and Jake Kiser, after due inquiry (including inquiry of direct reports).

“Service Provider” means any director, officer, employee (whether temporary, part-time or full-time) or individual independent contractor of the Target Companies or any of their respective Subsidiaries.

“Share Consideration” means the Company Unit Share Consideration and the Blocker Share Consideration.

“SIA” has the meaning set forth in Section 5.7(c).

“Software” means all computer software and databases, including source code and object code, development tools, source code comments, user interfaces, menus, buttons and icons, and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and all media and other tangible property necessary for the delivery or transfer thereof.

“Steam Holdings” means Steam Holdings, LLC, a Delaware limited liability company.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any specified Person, any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

“Surviving Rights” has the meaning set forth in Section 8.8(a)(i).

“Target Companies” means, together, the Company and the Blocker and their respective Subsidiaries.

“Target Working Capital” means $(1,786,162.50).

“Task” has the meaning set forth in Section 5.7(c).

“Task Transaction” has the meaning set forth in Section 5.7(c).

“Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax receivable, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person (other than any commercial agreement entered into in the ordinary course of business and the primary focus of which is not Tax).

“Tax Contest” has the meaning set forth in Section 8.6(e).

“Tax Return” means any return, declaration, report, claim for refund, statement, information return or statement or other document (including any supporting information) required to be filed with a Governmental Authority with respect to Taxes including any schedule thereto, and including any amendment thereof.

“Total Consideration” shall mean the Blocker Closing Consideration plus the Company Unit Closing Consideration.

“Total Consideration Allocation Schedule” has the meaning set forth in Section 8.6(f)(i).

“Transaction Deductions” means any deduction permitted for income Tax purposes attributable to (i) Transaction Expenses or other similar expenses paid on or prior to the Closing Date or in connection with the transactions contemplated by this Agreement; (ii) any fees, expenses, and interest (including amounts treated as interest for income Tax purposes) that were incurred in connection with the Indebtedness (or payment thereof); and (iii) any management fees that are payable to Longshore Capital Management, LLC, a Delaware limited liability company, or any of its Affiliates on the Closing or included in the computation of the Final Indebtedness, the Final Blocker Indebtedness, or the Final Working Capital, in each case, as finally determined.

“Transaction Documents” means, collectively, this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Transaction Expenses” means the aggregate amount of any and all fees, costs and expenses incurred by or on behalf of, or paid or to be paid directly by, the Target Companies or any Person that any Target Companies pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of any of the Seller or its Affiliates) in connection with the process of selling the Target Companies or the negotiation, preparation or execution of this Agreement or the Transaction Documents or the performance or consummation of the transactions contemplated hereby or thereby, including (i) any transaction, change of control, retention or similar bonuses and any success fees, severance or other compensation or benefits payable to any Person by the Target Companies and their respective Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement and the employer portion of any payroll Taxes associated with the foregoing (all calculated as if such amounts were payable in full at the Closing Date) (other than “double trigger” contingent or similar payments to any employee in connection with a subsequent termination of employment of such employment with the Company or any of its Subsidiaries after the Closing), (ii) any fees and other expenses incurred by the Target Companies and their respective Subsidiaries on behalf of themselves or the Sellers in connection with the transactions contemplated by this Agreement or otherwise relating to the negotiation, preparation or execution of this Agreement and the transactions contemplated by this Agreement (and any similar process), including all legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses, (iii) any fees or expenses associated with obtaining the release and termination of any Liens required to be released and terminated hereunder in connection with the transactions contemplated hereby, (iv) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby or a similar process, (v) all fees and expenses incurred in connection with “tail” insurance policies obtained pursuant to Section 8.5, (vi) all fees and expenses of the Escrow Agent, (vii) fifty (50%) percent of all Transfer Taxes and (viii) 50% of the filing fees under the HSR Act, which shall be an amount equal to $50,000.  Notwithstanding the foregoing, Transaction Expenses shall not include any fees or expenses incurred by Buyer.

“Transfer Taxes” has the meaning set forth in Section 8.6(d).

“Unaccredited Investor” means any Seller that is not an Accredited Investor.

“Upward Adjustment Amount” has the meaning set forth in Section 4.2(f).

“Waiving Parties” has the meaning set forth in Section 10.12.

“WARN Act” has the meaning set forth in Section 6.17(a).

“Working Capital Estimate” has the meaning set forth in Section 4.1(c).

*  *  *  *  *

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BLOCKER SELLER:

LONGSHORE CAPITAL FUND I, L.P.

By: Longshore Capital GP, LLC
Its: General Partner

By:	/s/ Ryan Anthony
Name: Ryan Anthony
Title: Manager

By: Longshore Capital Management, LLC
Its: Management Company

By:	/s/ Ryan Anthony
Name: Ryan Anthony
Title: Manager

COMPANY SELLERS:

STEAM HOLDINGS, LLC

By:	/s/ Gunter Pfau
Name: Gunter Pfau
Title: Chief Executive Officer

STUZO MANAGEMENT, LLC

By:	/s/ Ryan Anthony
Name: Ryan Anthony
Title: Vice President

A5 HOLDINGS, LLC

By:	/s/ Douglas Asad
Name: Douglas Asad
Title: Sole Member, Owner and Manager

FREEPORT STUZO LLC

By:	/s/ Joseph Walker
Name: Joseph Walker
Title: Authorized Signatory

/s/ Richard Friedman
Richard Friedman

/s/ Matthew Beck
Matthew Beck

Signature Page to Purchase Agreement

SELLER REPRESENTATIVE:

LONGSHORE CAPITAL MANAGEMENT, LLC

By:	/s/ Ryan Anthony
Name: Ryan Anthony
Title: Manager

Signature Page to Purchase Agreement

BUYER:

PARTECH, INC.

By:	/s/ Bryan A. Menar
Name: Bryan A. Menar
Title: Chief Financial Officer

PARENT:

PAR TECHNOLOGY CORPORATION

By:	/s/ Bryan A. Menar
Name: Bryan A. Menar
Title: Chief Financial Officer

Signature Page to Purchase Agreement